UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

CODEXIS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 28, 2017

Dear Stockholder:

You are invited to attend the annual meeting of stockholders (the “Annual Meeting”) of Codexis, Inc. (“Codexis,” “we,” “us” or “our”) to be held on Wednesday, June 14, 2017, at 9:00 a.m., California time, at our executive offices at 400 Penobscot Drive, Redwood City, California.

At this year’s Annual Meeting, you will be asked to:

(i)	elect three Class I directors to hold office until the 2020 annual meeting of stockholders;

(ii)	ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

(iii)	vote, on a non-binding, advisory basis, on the compensation of our named executive officers;

(iv)	vote, on a non-binding, advisory basis, to determine the frequency of future advisory votes on compensation for our named executive officers; and

(v)	transact such other business as may properly come before the Annual Meeting.

The accompanying Notice of Annual Meeting and proxy statement describe these matters. We urge you to read this information carefully.

Your board of directors unanimously believes that election of its nominees for director, the ratification of the Audit Committee’s selection of our independent registered public accounting firm, approval of the compensation of our named executive officers on a non-binding, advisory basis and approval of holding a non-binding, advisory stockholder vote on compensation for our named executive officers once every three years are in the best interest of Codexis and its stockholders, and, accordingly, recommends a vote “FOR” election of its nominees for director, “FOR” the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm, “FOR” the approval of the compensation of our named executive officers on a non-binding, advisory basis and in favor of the option of “EVERY THREE YEARS” for the non-binding, advisory vote on the frequency of the advisory vote on compensation for our named executive officers.

In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to comments and questions of general interest to stockholders.

It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card as promptly as possible in order to ensure your representation at the Annual Meeting. You may also vote on the Internet or by telephone, and the instructions for doing so are set forth in the enclosed proxy card. Voting by written proxy, over the Internet or by telephone will ensure your shares are represented at the Annual Meeting.

Sincerely,

John J. Nicols
President and Chief Executive Officer

CODEXIS, INC.

200 Penobscot Drive

Redwood City, CA 94063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, JUNE 14, 2017

To the Stockholders of Codexis, Inc. (“Codexis,” “we, “us” and “our”):

We will hold an annual meeting of our stockholders (the “Annual Meeting”) at our executive offices at 400 Penobscot Drive, Redwood City, California, on Wednesday, June 14, 2017, at 9:00 a.m., California time, for the following purposes:

1. To elect each of Thomas R. Baruch, Pam P. Cheng and Patrick Y. Yang to our board of directors for a three-year term expiring at the 2020 annual meeting of stockholders or until their respective successors are duly elected and qualified or their earlier resignation or removal;

2. To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

3. To hold a non-binding, advisory vote on the compensation of our named executive officers;

4. To hold a non-binding, advisory vote to determine the frequency of future advisory votes on compensation for our named executive officers; and

5. To transact any other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

These items of business are described in the attached proxy statement. Only stockholders of record of shares of our common stock at 5:00 p.m., New York time, on April 20, 2017, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting, and at the principal executive offices of Codexis during regular business hours for a period of not less than ten days prior to the Annual Meeting.

Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. You may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the instructions provided to you by that broker, bank or other nominee to determine how you will be able to submit your voting instructions. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure that your shares are represented at the Annual Meeting.

Sincerely,

John J. Nicols
President and Chief Executive Officer

The enclosed proxy statement is dated April 28, 2017 and is first being mailed to stockholders on or about May 8, 2017.

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

Your proxy is solicited on behalf of the board of directors of Codexis, Inc., a Delaware corporation (“Codexis,” “we,” “us” or “our”), for use at our 2017 annual meeting of stockholders (the “Annual Meeting”) to be held on Wednesday, June 14, 2017, at 9:00 a.m., California time, at our executive offices at 400 Penobscot Drive, Redwood City, California, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting as well as any other business properly brought before the Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting.

This proxy statement and accompanying proxy card are first being mailed to stockholders entitled to vote at the Annual Meeting on or about May 8, 2017.

Important Notice Regarding the Availability of Proxy Materials for the 2017 Annual Meeting of Stockholders to Be Held on June 14, 2017

This proxy statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and the form of proxy card are available on our website at www.codexis.com.

Who Can Vote

You are entitled to vote if you are a stockholder of record of our common stock (or “common stock”) as of the close of business on April 20, 2017. You are entitled to one vote for each share of common stock held on all matters to be voted upon at the Annual Meeting. Your shares may be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

Voting of Shares

If, at the close of business on April 20, 2017, your shares of common stock were registered directly in your name with Wells Fargo Bank, National Association, our transfer agent, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If your shares of common stock are held in street name through a broker, bank or other nominee, you are considered the beneficial owner of those shares and you have the right to instruct your broker, bank or other nominee, who is considered the stockholder of record for the purposes of voting at the Annual Meeting, on how to vote the shares in your account. Your broker, bank or nominee will send you a voting instruction form for you to use to direct how your shares should be voted.

The Internet and telephone voting will close at 11:59 p.m., New York time, on June 13, 2017. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by the Internet or telephone, then you need not return a written proxy card by mail.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the Annual Meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing by 11:59 p.m., New York time, on June 13, 2017) that are received before the polls are closed at the Annual Meeting, and that are not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted “FOR” the election of Thomas R. Baruch, Pam P. Cheng and Patrick Y. Yang as our Class I directors, “FOR” the ratification of the selection of BDO USA, LLP (“BDO”) as our independent registered public accounting firm, “FOR” the approval of the compensation of our named executive officers in a non-binding, advisory vote and in favor of the option of “EVERY THREE YEARS” for the non-binding, advisory vote on the frequency of the advisory vote on compensation for our named executive officers. The proxy gives each of John J. Nicols and Gordon Sangster discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the Annual Meeting.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions:

•	delivering to our Secretary a signed written notice of revocation, bearing a date later than the date of the original proxy, stating that the original proxy is revoked;

•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions will be followed); or

•	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of Codexis proxies should be addressed to:

Codexis, Inc.

200 Penobscot Drive

Redwood City, CA 94063

Attention: Secretary

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See below regarding how to vote in person if your shares are held in street name.

Voting in Person

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the broker, bank or other nominee who is the record holder of the shares, authorizing you to vote at the Annual Meeting.

Quorum and Votes Required

At 5:00 p.m., New York time, on April 20, 2017, 48,169,923 shares of our common stock were outstanding and entitled to vote. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes and abstentions.

Quorum. A majority of the outstanding shares of common stock, present in person or represented by proxy at the Annual Meeting, will constitute a quorum at the Annual Meeting. Shares of common stock held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum.

Broker Non-Votes. Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for any matter that the United States Securities Exchange Commission (“SEC”) determines to be a “significant matter” without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker holds your common stock in “street name,” your broker is not entitled to vote your shares on “non-routine” proposals (i.e., of the proposals to be considered at the Annual Meeting, the election of directors, the non-binding, advisory vote on executive compensation and the non-binding, advisory vote on the frequency of the advisory vote on compensation for our named executive officers) without your instructions and will only vote your shares on such proposals if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement.

Election of Class I Directors. Our bylaws provide that a plurality of votes cast in favor of the election of a director shall be sufficient to elect such director to the board of directors. Under this plurality voting standard, the nominees for available directorships who receive the highest number of affirmative votes cast are elected. Withheld votes will not have any effect on the election of directors. Brokers are not empowered to vote on the election of directors without instructions from the beneficial owner of the shares and thus broker non-votes likely will occur. Since broker non-votes are not considered votes cast for a candidate, they will not have any effect on the election of directors.

Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote is required for the ratification of the selection of BDO as our independent registered public accounting firm. Abstentions will have the same effect as voting against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm; thus broker non-votes are generally not expected to result from the vote on this proposal.

Non-Binding, Advisory Vote on Named Executive Officer Compensation. The affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the compensation of our named executive officers as disclosed in this proxy statement will be deemed to be approval of the resolution. However, because this proposal is intended to be advisory, we will exclude abstentions and broker non-votes from the determination of approval. Although the outcome of this advisory vote on the compensation of the named executive officers is non-binding, the compensation committee of the board of directors and the board of directors will review and consider the outcome of this vote when making future compensation decisions for our named executive officers.

Frequency of Future Non-Binding, Advisory Votes on Named Executive Officer Compensation. The option of every one year, two years or three years that receives the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote will be the frequency recommended by stockholders, unless none of the frequency options receives a majority vote, in which case the option that receives the highest number of votes will be considered to be the frequency recommended by stockholders. Abstentions on each frequency option will have the same effect as a vote against such option. Brokers are not empowered to vote on this proposal without instruction from the beneficial owner of the shares, therefore broker non-votes will not be treated as entitled to vote on this proposal and will not be counted for any purpose in determining which frequency option has been recommended by stockholders. Although the outcome of this vote is non-binding, the compensation committee of the board of directors and the board of directors will review and consider the outcome of this vote when making future decisions about the frequency of the advisory vote on the compensation of our named executive officers.

Solicitation of Proxies

Our board of directors is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices of Annual Meeting, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of April 20, 2017 for:

•	each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all directors and current executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Codexis, Inc., 200 Penobscot Drive, Redwood City, CA 94063. We have determined beneficial ownership in accordance with the rules promulgated by the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of April 20, 2017. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Percentage of beneficial ownership is based on 48,169,923 shares of common stock outstanding as of April 20, 2017.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Nantahala Capital Management, LLC(1)	6,352,041	13.2%
Entities affiliated with Vivo Ventures(2)	5,294,825	11.0%
Biomedical Sciences Investment Fund Pte Ltd(3)	2,958,522	6.1%
BlackRock, Inc.(4)	2,485,618	5.2%

Named Executive Officers and Directors
John J. Nicols(5)	2,289,749	4.8%
Gordon Sangster(6)	327,410	*
Douglas T. Sheehy(7)	33,713	*
James J. Lalonde(8)	470,596	1.0%
Michael Aldridge	0	*
Thomas R. Baruch(9)	219,276	*
Pam P. Cheng	80,040	*
Byron L. Dorgan(10)	296,776	*
Kathleen S. Glaub	84,303	*
Bernard J. Kelley(11)	312,261	*
David V. Smith	44,785	*
Dennis P. Wolf(12)	230,024	*
Patrick Y. Yang	320,340	*
All executive officers and directors as a group (13 persons)(13)	4,709,273	9.8%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	Includes (i) 750,000 shares of common stock acquired by Nantahala Capital Management, LLC (“Nantahala”) on April 12, 2017 in our underwritten public offering pursuant to a registration statement on Form S-3 (File No. 333-215025) and (ii) 5,602,041 shares of common stock as reported on a Schedule 13G/A (the “Nantahala 13G/A”) filed by Nantahala, Wilmot B. Harkey and Dan Mack (collectively, the “Nantahala Reporting Persons”) on February 14, 2017 with respect to shares of Codexis common stock beneficially owned by the Nantahala Reporting Persons as of December 31, 2016. Wilmot B. Harkey and Dan Mack are the managing members of Nantahala. Based solely on the Nantahala 13G/A, each of the Nantahala Reporting Persons has shared voting and dispositive power with respect to shares of Codexis common stock, Nantahala may be deemed to be the beneficial owner of shares of Codexis common stock held by funds and separately managed accounts under its control, and as the managing members of Nantahala, each of Messrs. Harkey and Mack may be deemed to be a beneficial owner of those shares. The address of the Nantahala Reporting Persons is 19 Old Kings Highway South, Suite 200, Darien, CT 06820.
(2)	Based solely on a Schedule 13G/A filed by Vivo Ventures VII, LLC (“Ventures VII”) on February 13, 2017, consists of (i) 5,181,885 shares of Codexis common stock held of record by Vivo Ventures Fund VII, L.P. (“Ventures Fund”) and (ii) 112,940 shares of Codexis common stock held of record by Vivo Ventures VII Affiliates Fund, L.P. (“Affiliates Fund”), in each case as of December 31, 2016. As the general partner of both Ventures Fund and Affiliates Fund, Ventures VII may be deemed to have sole voting and dispositive power with respect to the shares of Codexis common stock held by Ventures Fund and Affiliates Fund. The voting members of Ventures VII are Frank Kung, Albert Cha, Edgar Engleman, Chen Yu and Shan Fu, none of whom has individual voting or investment power with respect to the shares of Codexis common stock held by Ventures Fund and Ventures Affiliate and each of whom disclaims beneficial ownership of such shares. The principal business address of these entities and persons is 505 Hamilton Avenue, Suite 207, Palo Alto, CA 94301.
(3)	Based solely on a Schedule 13G filed by Biomedical Sciences Investment Fund Pte Ltd (“BMSIF”) on February 13, 2017, with respect to shares of Codexis common stock beneficially owned by BMSIF as of

December 31, 2016. EDB Investments Pte Ltd (“EDB Investments”) is the parent entity of BMSIF. The Economic Development Board of Singapore (“EDB”) is the parent entity of EDB Investments. EDB is a Singapore government entity. EDB Investments, EDB and the Singapore government may be deemed to have shared voting and dispositive power over the shares owned beneficially and of record by BMSIF. The principal business address of BMSIF is 250 North Bridge Road #20-02, Raffles City Tower, Singapore 179101.
(4)

Based solely on a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) on January 30, 2017, with respect to shares of Codexis common stock beneficially owned by BlackRock as of December 31, 2016. BlackRock has sole voting and dispositive power with respect to such shares. The principal business address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(5)	Consists of (i) 954,250 shares owned directly by Mr. Nicols and (ii) 1,335,499 shares issuable pursuant to stock options exercisable within 60 days of April 20, 2017.
(6)	Consists of (i) 127,369 shares owned directly by Mr. Sangster and (ii) 200,041 shares issuable pursuant to stock options exercisable within 60 days of April 20, 2017.
(7)	Mr. Sheehy resigned from Codexis on April 8, 2016.
(8)	Consists of (i) 194,732 shares owned directly by Dr. Lalonde and (ii) 275,864 shares issuable pursuant to stock options exercisable within 60 days of April 20, 2017.
(9)	Consists of (i) 179,276 shares owned directly by Mr. Baruch and (ii) 40,000 shares issuable pursuant to stock options exercisable within 60 days of April 20, 2017.
(10)	Consists of (i) 176,776 shares owned directly by Mr. Dorgan and (ii) 120,000 shares issuable pursuant to stock options exercisable within 60 days of April 20, 2017.
(11)	Consists of (i) 222,263 shares owned directly by Mr. Kelley and (ii) 89,998 shares issuable pursuant to stock options exercisable within 60 days of April 20, 2017.
(12)	Consists of (i) 123,360 shares owned directly by Mr. Wolf and (ii) 106,664 shares issuable pursuant to stock options exercisable within 60 days of April 20, 2017.
(13)	Consists of (i) 2,541,207 shares owned directly by our executive officers and directors as a group and (ii) 2,168,066 shares issuable pursuant to stock options exercisable within 60 days of April 20, 2017.

Annual Report

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which contains our consolidated financial statements for fiscal year 2016, accompanies this proxy statement.

Assistance

If you need assistance completing your proxy card or in voting over the Internet or have questions regarding the Annual Meeting, please contact our transfer agent, Wells Fargo Shareowner Services, at P.O. Box 64854, St. Paul, Minnesota 55164-0854, or by telephone at (800) 468-8716 for calls originating within the United States and at (651)  450-4064 for calls originating outside the United States.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, our quarterly reports on Form 10-Q and our current reports on Form 8-K.

ITEM 1

ELECTION OF DIRECTORS

Board Structure

Our bylaws provide for a fixed number of directors as set by the board of directors. There are currently nine directors on our board. The directors are divided into three classes, each of whom serves for a term of three years: Class I directors (who hold office until the close of the Annual Meeting), Class II directors (who hold office until the close of the 2018 annual meeting of stockholders) and Class III directors (who hold office until the close of the 2019 annual meeting of stockholders). At each annual meeting of stockholders, the term of one of the classes of directors expires. The class of directors with a term expiring at the Annual Meeting are the Class I directors, currently consisting of three directors, Thomas R. Baruch, Pam P. Cheng and Patrick Y. Yang.

Director Nominees

Based upon the recommendation of our nominating and corporate governance committee, our board of directors has nominated each of Thomas R. Baruch, Pam P. Cheng and Patrick Y. Yang for election as a Class I director to our board. If elected, each director nominee would serve a three-year term expiring at the close of our 2020 annual meeting of stockholders, or until his or her successor is duly elected and qualified. Each of Mr. Baruch, Ms. Cheng and Dr. Yang currently serves on our board of directors, and has agreed to be named in this proxy statement and to serve as a director if elected. Biographical information on each of the director nominees is furnished below under “Director Nominee Biographical Information.”

Set forth below is information regarding the director nominees as of April 20, 2017:

Name	Age	Director Since
Thomas R. Baruch(1)(2)	78	2002
Pam P. Cheng(2)(3)	46	2014
Patrick Y. Yang(1)(2)	69	2014

(1)	Member of the Nominating and Corporate Governance Committee
(2)	Member of the Science & Technology Committee
(3)	Member of the Compensation Committee

Director Nominee Biographical Information

The following biographical information is furnished as of April 20, 2017 with regard to the director nominees.

Thomas R. Baruch has served as a director of Codexis since 2002. Mr. Baruch brings to our board of directors knowledge of the biotechnology and clean technology industries as well as public company governance experience. Since April 2013, Mr. Baruch has served as partner of Formation 8, a venture capital fund, and since November 2010, Mr. Baruch has served as managing general partner of Baruch Future Ventures, LLC, a venture capital fund that he founded. Mr. Baruch is also the founder and partner emeritus of CMEA Capital, a venture capital firm that was established in 1989 as an affiliated fund of New Enterprise Associates. Mr. Baruch served as managing partner of CMEA Capital from 1989 to October 2010. Mr. Baruch currently serves as a director for various clean technology companies, including as a member of the board of directors of Calysta, Inc., a developer of synthetic protein for application in feeding fish raised on commercial aquafarms, Urban Electric Power, a developer of rechargeable battery systems, and Heliotrope Technologies, Inc., a developer of dynamic glass for architectural applications in commercial industrial buildings. In addition, Mr. Baruch is currently on the board of directors of TeselaGen Biotechnology, a private biotechnology company; LaunchPad Central, a developer and seller of software for early stage investors and entrepreneurs; and That Man May See Foundation, a charitable foundation which supports the Department of Ophthalmology at the University of California, San Francisco.

Before starting CMEA, Mr. Baruch was a founder and Chief Executive Officer of Microwave Technology, Inc., a supplier of gallium arsenide integrated circuits. Prior to his employment with Microwave Technology, Inc., Mr. Baruch managed a dedicated venture fund at Exxon Corp, and was president of the Exxon Materials Division. Earlier in his career, Mr. Baruch worked as a patent attorney and remains a registered patent attorney. He is also both a member of the Executive Committee of the Council of Competitiveness and member of the Steering Committee of the ESIS Initiative (Energy, Security, Innovation, and Sustainability) of the Council of Competitiveness. Mr. Baruch is a member of the board of trustees of Rensselaer Polytechnic Institute and the Sierra Club Climate Recovery Cabinet. Mr. Baruch holds a B.S. in engineering from Rensselaer Polytechnic Institute and a J.D. from Capital University.

Pam P. Cheng has served as a director of Codexis since October 2014. Ms. Cheng brings to our board of directors experience in pharmaceutical manufacturing and conducting business in Asia, as well as senior management and financial operations experience. Ms. Cheng has served as the Executive Vice President, Operations and IT for AstraZeneca plc, a publicly-traded multinational pharmaceutical and biologics company, since June 2015. Previously, Ms. Cheng was a 17-year veteran of Merck and most recently served as President of MSD China, Merck’s subsidiary in China. Prior to serving as President of MSD China, Ms. Cheng served as Senior Vice President, Global Supply Chain Management for Merck in New Jersey, with overall end-to-end supply chain oversight for its human health, vaccines, and consumer care businesses globally. Before Merck, Ms. Cheng held operational roles at GAF Chemicals and UOP/Union Carbide. Ms. Cheng received an M.B.A. in Marketing from Pace University in New York and her Bachelor and Masters of Chemical Engineering from the Stevens Institute of Technology in New Jersey. She has also earned Six Sigma Executive Belt Certification.

Patrick Y. Yang has served as a director of Codexis since February 2014. Dr. Yang brings to our board of directors significant experience in pharmaceutical manufacturing and process development. From January 2010 to March 2013, Dr. Yang served as Executive Vice President and Global Head of Technical Operations for F. Hoffmann-La Roche Ltd., a world leader in research-focused pharmaceuticals and diagnostics, where he was responsible for Roche’s pharmaceutical and biotechnology manufacturing operations, process development, quality, regulatory, supply management and distribution functions, and was accountable for more than 15,000 employees worldwide. From December 2003 to December 2009, Dr. Yang worked for Genentech, where he most recently served as Executive Vice President of Product Operations, and was responsible for Genentech’s manufacturing, process development, quality, regulatory affairs and distribution functions. Prior to joining Genentech, Dr. Yang worked for Merck, where he held several leadership roles including Vice President of Asia/Pacific Manufacturing Operations and Vice President of Supply Chain Management. He also previously worked at General Electric Co. and Life Systems, Inc. Dr. Yang currently serves on the board of directors of Tesoro Corporation, a public independent petroleum refining and marketing company, PharmaEssentia Corporation (Taiwan), a public clinical-stage biotechnology company, and Amyris, Inc., a public synthetic biology/biotechnology company; and previously served on the board of directors of Celladon Corporation and TaiMed, Inc. Dr. Yang earned a B.S. in Engineering from the National Chiaotung University in Taiwan, a M.S. in Electrical Engineering from the University of Cincinnati and a Ph.D. in engineering from the Ohio State University.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE DIRECTOR NOMINEES.

Directors Not Standing for Election

Set forth below is information for the members of the board whose terms of directorship do not expire at the Annual Meeting and who are not standing for election at this year’s Annual Meeting as of April 20, 2017:

Name	Age	Director Since	Class/Term Expires
Kathleen S. Glaub(1)	63	2014	Class II/2018
Bernard J. Kelley(2)(3)	75	2004	Class II/2018
John J. Nicols	53	2012	Class II/2018
Byron L. Dorgan(3)(4)	74	2011	Class III/2019
David V. Smith(4)	57	2016	Class III/2019
Dennis P. Wolf(4)	64	2007	Class III/2019

(1)	Member of the Science & Technology Committee
(2)	Member of the Nominating and Corporate Governance Committee
(3)	Member of the Compensation Committee
(4)	Member of the Audit Committee

The following director biographical information is furnished as of April 20, 2017 with regard to our directors (other than our director nominees) whose terms of directorship do not expire at the Annual Meeting.

Byron L. Dorgan has served as a director of Codexis since February 2011. Mr. Dorgan brings to our board of directors experience in economic issues, policy making, health care and government affairs. Mr. Dorgan represented the State of North Dakota in the United States Senate from 1992 to January 2011, when he retired. Prior to serving in the United States Senate, Mr. Dorgan served in the United States House of Representatives from 1981 to 1992. During his time in the United States Senate, Mr. Dorgan served in the United States Senate Leadership, first as Assistant Democratic Floor Leader and then as Chairman of the Democratic Policy Committee. He also served as the Chairman of the Committee on Indian Affairs and was the senior Senator on the Appropriations, Energy and Commerce Committees. Prior to being elected to the United States House of Representatives, Mr. Dorgan served as North Dakota State Tax Commissioner from 1969 until 1980. Mr. Dorgan is a New York Times bestselling author of four books, including Take this Job and Ship It: How Corporate Greed and Brain-Dead Politics Are Selling Out America, Reckless! How Debt, Deregulation and Dark Money Nearly Bankrupted America, Blowout and Gridlock. Mr. Dorgan holds a B.S. from the University of North Dakota and an M.B.A. from the University of Denver.

Kathleen S. Glaub has served as a director of Codexis since September 2014. Ms. Glaub brings to our board of directors experience in company-building and business strategy at drug development and technology companies. From August, 2014 until its acquisition by Merck in June 2016, Ms. Glaub served as Chief Executive Officer of Afferent Pharmaceuticals, a clinical-stage biotechnology company that is developing treatments for respiratory and urologic disorders and chronic pain, where she was also a member of the board of directors. Previously, from November 2001 to May 2013, Ms. Glaub served as President of Plexxikon Inc., a biopharmaceutical company that was acquired by Daiichi Sankyo in 2011. Prior to Plexxikon, Ms. Glaub served as Chief Financial Officer for Cell Genesys, Inc., a biotechnology company. Prior to Cell Genesys, Ms. Glaub served as the Treasurer of Genentech, Inc., a biotechnology company (“Genentech”), and held various financial and treasury roles at Intel Corporation. In January 2017, she joined the advisory board for Bailard Healthcare Fund. Ms. Glaub received her B.A. from the University of California, Berkeley, and her M.B.A. from Northwestern University.

Bernard J. Kelley has served as a director of Codexis since April 2004. Mr. Kelley brings to our board of directors experience in pharmaceutical manufacturing, as well as senior management and financial operations experience. From 1993 to 2002, Mr. Kelley was the President of the Merck Manufacturing Division, a division of Merck & Co., Inc. (“Merck”), a global pharmaceutical company, and he served as a member of the Merck

Management Committee from 1995 to 2002. Mr. Kelley previously served on the board of directors of Aegis Analytical Corporation, an enterprise software company, from 2004 to 2006, and on the board of directors and compensation and audit committees of MAP Pharmaceuticals, Inc., a biotechnology company focused on developing inhalation-based therapies which was acquired by Allergan, Inc. in March 2013, from May 2007 to March 2013. In addition, Mr. Kelley serves as a member of the board of trustees of the Catholic Foundation of Greater Philadelphia, a non-profit organization based in Philadelphia, and as a member of the board of trustees and finance committee of the National Liberty Museum, also a non-profit organization based in Philadelphia. Mr. Kelley holds a B.S. in engineering from the U.S. Naval Academy.

John J. Nicols has served as our President and Chief Executive Officer and as a director of Codexis since June 2012. Mr. Nicols brings to our board of directors his knowledge of Codexis as its President and Chief Executive Officer and his extensive prior management experience in the chemicals industry. Prior to that time, Mr. Nicols served in various capacities at Albemarle Corporation, a public company focused on the development, manufacture and marketing of highly engineered specialty chemicals, since he joined that company in 1990. Mr. Nicols most recently served as its Senior Vice President, Strategic Development and Catalysts, from March 2012 to June 2012. Mr. Nicols previously served as its Vice President, Catalysts from January 2007 to February 2012, its Vice President, Fine Chemistry from June 2002 to December 2006, its Division Vice President, Global Flame Retardants business from February 1999 through June 2002 and its Asia Pacific Business Director for the Bromine Chemicals business, based in Tokyo, Japan, from 1995 to 1998. Prior to his time with Albemarle Corporation, Mr. Nicols worked for three years in manufacturing and research and development for Hercules, Inc. Mr. Nicols has served on the board of directors of California Life Sciences Association (formerly BayBio), a non-profit organization, since January 2014. In addition, Mr. Nicols has served on the board of directors of Solve ME/CFS Initiative, a non-profit organization, since January 2015, and currently serves as vice chairperson and on the executive and nominating committees of that organization. Mr. Nicols received a B.S. in Chemical Engineering from the Polytechnic Institute of New York University and an M.B.A. from the Sloan School of Management at the Massachusetts Institute of Technology.

David V. Smith has served as a director of Codexis since March 2016. Mr. Smith brings to our board of directors extensive experience in financial management, corporate finance and corporate governance. Mr. Smith has served as Chief Operating Officer of IntegenX, a privately held company focused on rapid DNA identification technology, since May 2012. Prior to IntegenX, he was Executive Vice President and Chief Financial Officer of Thoratec Corporation, a publicly-traded company focused on the development of advanced therapy options for the treatment of heart disease, from December 2006 until July 2011. Prior to joining Thoratec in 2006, Mr. Smith served as Vice President and Chief Financial Officer of Chiron Corporation, which he joined in 1999, and where he held a number of positions of increasing responsibility, including Vice President, Principal Accounting Officer and Controller, and Vice President of Finance. Mr. Smith served as the Vice President of Finance and Chief Financial Officer at Anergen Incorporated from 1997 to 1999. From 1988 to 1997, Mr. Smith served in various financial management positions with Genentech, Inc., both in the United States and Europe. He previously held finance positions at Syntex Corporation and IBM Corporation. Mr. Smith currently serves as chair of the Audit Committee and a Director of OncoGenex Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company, and was previously chair of the Audit Committee and a Director of Perlegen Sciences, Inc. He holds a B.A. in Economics and History from Willamette University and an M.B.A. specializing in finance from Golden Gate University.

Dennis P. Wolf has served as a director of Codexis since December 2007. Mr. Wolf brings to our board of directors extensive experience in financial management, corporate finance and public company corporate governance. Mr. Wolf served as Chief Financial Officer of DataStax, Inc., a private software company, from November 2013 to February 2017. Prior to DataStax, Mr. Wolf served as Executive Vice President and Chief Financial Officer of Fusion-io Multisystems, a computer hardware and software company, from November 2009 to October 2013. Prior to Fusion-io, Mr. Wolf served as Executive Vice President and Chief Financial Officer of MySQL AB. Mr. Wolf has also held financial management positions for public high technology companies including Apple Computer, Inc., Centigram Communications, Inc., Credence Systems Corporation, Omnicell,

Inc., Redback Networks Inc. and Sun Microsystems, Inc. Mr. Wolf has been a director and chair of the audit committee for other public companies including Quantum Corporation, Avanex Corporation, Bigband Networks, Komag, Inc., Registry Magic, Inc. and Vitria Technology, Inc., and served as a director of Exponential Interactive, Inc. He holds a B.A. from the University of Colorado and an M.B.A. from the University of Denver.

Executive Officers

The executive officers of Codexis are set forth below with their ages as of April 20, 2017:

Name	Age	Position
John J. Nicols	53	President and Chief Executive Officer
Gordon Sangster	64	Senior Vice President and Chief Financial Officer
Michael Aldridge	50	Senior Vice President, Corporate & Strategic Development
James J. Lalonde	56	Senior Vice President, Research & Development

Executive Officer Biographical Information

The following biographical information is furnished with regard to our executive officers (except for Mr. Nicols, whose biographical information appears above under “Directors Not Standing for Election”) as of April 20, 2017:

Michael Aldridge has served as Senior Vice President, Corporate & Strategic Development of Codexis since October 2016. Mr. Aldridge has served on the board of directors of Sirona Therapeutics Ltd., a privately-held therapeutics company, since July 2015, and previously also served as President and Chief Executive Officer of Sirona from October 2015 until October 2016. Prior to that, from January 2012 to September 2014, Mr. Aldridge served as Senior Vice President, Corporate Strategic Development for Questcor Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company acquired by Mallinckrodt Pharmaceuticals in 2014. From May 2010 to September 2012, Mr. Aldridge served as Chief Executive Officer and a member of the board of directors for Xenome Limited, a privately-held biopharmaceutical company headquartered in Australia. Between 2003 and 2009, Mr. Aldridge served as Chief Executive Officer and a member of the board of directors of Peplin, Inc., a publicly-traded drug development company acquired by LEO Pharma A/S in 2009. Prior to that, Mr. Aldridge held investment banking positions at various financial firms, including Wilson HTM Investment Group, Bear Stearns and Co., Volpe, Brown, Whelan and Company and SG Warburg Group. Mr. Aldridge received a B.S. in Chemistry from the University of Canterbury in Christchurch, New Zealand and an M.S. in Applied Finance from Macquarie University in Sydney, Australia.

James J. Lalonde has served as Senior Vice President, Research and Development of Codexis since February 2014. He served as Codexis’ Vice President, Research and Development from December 2005 to February 2014. Dr. Lalonde joined Codexis in July 2004 as Director, Biocatalysis and Chemical Development. Prior to joining Codexis, Dr. Lalonde worked at Altus Biologics, Inc. and Vista Chemical Co. He is also the co-author on a variety of research publications and a co-inventor on numerous patents. Dr. Lalonde holds an Honours B.S. from Lakehead University and a Ph.D. in Organic Chemistry from Texas A&M University.

Gordon Sangster has served as our Senior Vice President and Chief Financial Officer since August 2014. Prior to joining Codexis, Mr. Sangster served as Chief Financial Officer of Nitinol Devices & Components, a private medical device manufacturer, from October 2011 until July 2014. Prior to that role, Mr. Sangster was Chief Financial Officer of ITC Nexus-Dx, a private medical device company that focused on point-of-care diagnostics, from October 2010 to July 2011. From November 2007 to October 2010, Mr. Sangster was Chief Financial Officer of Micrus Endovascular, a publicly traded medical device company that was acquired by Johnson & Johnson. From 2006 to 2007, Mr. Sangster was also Chief Financial Officer of HemoSense, Inc., a publicly traded medical device company that was acquired by Alere. Prior to that role, Mr. Sangster was Chief

Financial Officer of AP Pharma, a publicly traded biotechnology company, from 2000 to 2006. Prior to his Chief Financial Officer roles, Mr. Sangster held roles of increasing responsibility in finance at AP Pharma, Raychem, and CooperVision. Mr. Sangster is a member of the Institute of Chartered Accountants in England and Wales, and is a native of Edinburgh, Scotland.

CORPORATE GOVERNANCE MATTERS

Composition of the Board of Directors

Our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change of control at our company. Of the members of our board of directors, Messrs. Baruch, Dorgan, Kelley, Smith and Wolf, Dr. Yang and Mmes. Glaub and Cheng are independent directors as defined under the listing standards of The Nasdaq Stock Market LLC (“NASDAQ”). There are no family relationships among any of our directors or executive officers.

Board Leadership Structure

The role of Chairman of our board of directors is separate from the Chief Executive Officer position in order to ensure independent leadership of the board of directors. Our board of directors has determined that its structure is appropriate to fulfill its duties effectively and efficiently, so that our Chief Executive Officer can focus on leading our company, while the Chairman can focus on leading the board of directors in overseeing management.

Board Meetings

Our board held four meetings during fiscal year 2016. During fiscal year 2016, all of our directors attended at least 75% of the combined total of (i) all board meetings held during the period for which each such director was a member of the board and (ii) all meetings of committees of the board of which the director was a member. Each board member is free to suggest the inclusion of items on the agenda for each board meeting. The board regularly meets in executive session without management or other employees present. The board encourages its members to attend its annual meetings of stockholders. Mr. Nicols was the only member of our board of directors to attend our 2016 annual meeting of stockholders.

Board Committees

Our board of directors has the following standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee and a science and technology committee. The composition and responsibilities of the audit committee, the compensation committee, the nominating and corporate governance and science and technology committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee selects the independent registered public accounting firm; evaluates the independent registered public accounting firm’s qualifications, independence and performance; determines the engagement of the independent registered public accounting firm; reviews and approves the scope of the annual audit and the audit fees; discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly consolidated financial statements; approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law; reviews our consolidated financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC; reviews our critical accounting policies and estimates; and annually reviews the audit committee charter and the committee’s performance. Additionally, our audit committee reviews the relevant facts and circumstances of any related party transactions and reviews the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics. The current members of our audit committee are Byron L. Dorgan, David V. Smith and Dennis P. Wolf. Mr. Wolf serves as the chair of the committee. From January 1, 2016 until Mr. Smith’s appointment as a member of the audit committee in August 2016, Bernard J. Kelley also served as a member of the audit committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our board of directors has determined that Mr. Wolf is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under applicable NASDAQ rules. Each of the members of our audit committee qualifies as an independent director under the applicable rules and regulations of the SEC and NASDAQ listing standards relating to audit committee independence. Our audit committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. The audit committee charter can be found in the corporate governance section of our website at www.codexis.com. The audit committee met five times during fiscal year 2016.

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. Our compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. Our compensation committee also reviews and approves the grants of stock options and other equity awards under our stock plans. Our compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. The current members of our compensation committee are Pam P. Cheng, Byron L. Dorgan and Bernard J. Kelley. Mr. Dorgan serves as the chair of the committee. Each of the members of our compensation committee is an independent director under the NASDAQ listing standards and an “outside” director under the applicable rules and regulations under the Internal Revenue Code of 1986, as amended, relating to compensation committee independence. Our compensation committee operates under a written charter, which can be found in the corporate governance section of our website at www.codexis.com. The Compensation Committee met six times during fiscal year 2016.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters. The current members of our nominating and corporate governance committee are Thomas R. Baruch, Bernard J. Kelley and Patrick Y. Yang. Dr. Yang serves as the chair of the committee. Each of the members of our nominating and corporate governance committee is an independent director under NASDAQ listing standards relating to nominating and corporate governance committee independence. The nominating and corporate governance committee operates under a written charter, which can be found in the corporate governance section of our website at www.codexis.com. The nominating and corporate governance committee met five times during fiscal year 2016.

Science and Technology Committee

Our science and technology committee assists our board of directors and management in understanding emerging or evolving scientific or technological issues of importance to the company, the status and progress of our research and development programs and our intellectual property position. In addition, the science and technology committee advises management on our technology development programs in order to enable us to achieve our long-term strategic technology development objectives. The current members of our science and technology committee are Thomas R. Baruch, Pam P. Cheng, Kathleen S. Glaub and Patrick Y. Yang. Ms. Cheng serves as the chair of the committee. The science and technology committee operates under a written charter, which can be found in the corporate governance section of our website at www.codexis.com. The science and technology committee met six times during fiscal year 2016.

Risk Oversight

Our board of directors generally oversees corporate risk in its review and deliberations relating to our activities, including financial and strategic risk relevant to our operations. In addition, our board of directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The audit committee oversees management of financial risks. Our compensation committee is responsible for overseeing the management of risks relating to our executive and other compensation plans and arrangements and employee retention. The nominating and corporate governance committee manages risks associated with the independence of our board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks. Our board of directors believes that administration of its risk oversight function has not affected the board of directors’ leadership structure.

Risk Assessment and Compensation Practices

Our management assesses and discusses with our compensation committee our compensation policies and practices for our employees as they relate to our risk management and, based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future.

Our employees’ base salaries are fixed in amount and thus we do not believe that they encourage excessive risk-taking. While performance-based cash bonuses and, in respect of our sales team, sales commissions, focus on achievement of short-term or annual goals, which may encourage the taking of short-term or annual risks at the expense of long-term results, we believe that our compensation policies help mitigate this risk and that our performance-based cash bonuses and, in respect of our sales team, sales commissions, are limited, representing a small portion of the total compensation opportunities available to most employees. We also believe that our performance-based cash bonuses and sales commissions appropriately balance risk and the desire to focus our employees on specific short-term goals important to our success, and do not encourage unnecessary or excessive risk-taking.

A portion of the compensation provided to our eligible employees is in the form of long-term equity-based incentives that we believe are important to help further align our employees’ interests with those of our stockholders. We do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our stock price.

Director Nominations and Board Diversity

Our nominating and corporate governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, takes into account many factors, including: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment; experience in Codexis’ industry and relevant social policy concerns;

experience as a board member of another publicly held company; academic expertise in an area of Codexis’ operations; practical and mature business judgment, including the ability to make independent analytical inquiries; and diversity of business or career experience relevant to the success of Codexis, such as public policy and government relations. The board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The nominating and corporate governance committee may decide to retain an executive search firm to identify director candidates, and if so, will identify the search firm and approve the search firm’s fees and other retention terms and will specify for the search firm the criteria to use in identifying potential candidates, consistent with the director qualification criteria described above. The nominating and corporate governance committee will also consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the board at an annual meeting, the stockholder must provide notice to Codexis, which notice must be delivered to, or mailed and received at, Codexis’ principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times and in the forms required under our bylaws. As set forth in our bylaws, submissions must include the name and address of the proposed nominee and the nominating person, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s and the nominating person’s indirect and direct interests in shares of our common stock, information regarding the relationships between the proposed nominee and the nominating person (and such nominating person’s affiliates and those with whom the nominating person is acting in concert), and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, upon request to our Secretary, at 200 Penobscot Drive, Redwood City, California 94063. Candidates recommended by our stockholders are evaluated in the same manner as candidates identified by a member of the nominating and corporate governance committee.

Compensation Committee Interlocks and Insider Participation

During 2016, Pam Cheng, Byron L. Dorgan and Bernard J. Kelley served as members of our compensation committee. None of the members of our compensation committee has at any time during the prior three years been an officer or employee of Codexis. None of our executive officers currently serves, or in the prior three years has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Communication with the Board

Interested persons, including stockholders, may communicate with our board of directors by sending a letter to our Secretary at our principal executive offices at 200 Penobscot Drive, Redwood City, California 94063. Our Secretary will submit all correspondence to the chairman of the board directors and to any specific director to whom the correspondence is directed.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our code of business conduct and ethics can be found in the corporate governance section of our website at www.codexis.com. In addition, our code of business conduct and ethics is available in print to any person without charge upon request. Please direct all requests to our Secretary at our principal executive offices at Codexis, Inc., 200 Penobscot Drive, Redwood City, California 94063. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, applicable to our directors and officers, on our website identified above.

Director Compensation

Our non-employee director compensation policy provides for the following annual cash compensation to our non-employee directors: an annual cash retainer of $50,000 for their service as members of the board, other than the chairman of the board, who receives an annual cash retainer of $110,000; an additional annual cash retainer of $20,000 per year to members of our compensation committee, other than the chairperson of our compensation committee, who receives an additional annual cash retainer of $30,000 per year; an additional annual cash retainer of $10,000 per year to members of our nominating and corporate governance committee, other than the chairperson of our nominating and corporate governance committee, who receives an additional annual cash retainer of $15,000 per year; $20,000 per year to members of our audit committee, other than the chairperson of our audit committee, who receives an additional annual cash retainer of $30,000 per year; and $10,000 per year to members of the science and technology committee, other than the chairperson of our science and technology committee, who receives an additional cash retainer of $15,000. These cash retainers are paid quarterly in arrears.

In addition to the annual cash retainers, our non-employee director compensation policy provides that, upon election to our board of directors, each non-employee director is automatically granted an initial restricted stock award covering a number of shares of our common stock equal to $100,000 divided by the per share closing trading price of our common stock on the date of grant. Such initial restricted stock awards vest as to one-third of the total number of shares subject to the award on the first anniversary of the date the director commences service on our board of directors, with the remainder of the award vesting and becoming exercisable at a rate of one-third of the total number of shares subject to the award each year thereafter, subject to the director’s continued service to the Company on each applicable vesting date. In addition, the policy provides that, on the date of each annual meeting of stockholders, each non-employee director is granted a restricted stock award covering a number of shares of our common stock equal to $85,000 divided by the per share closing trading price of our common stock on the date of grant. Such annual restricted stock awards vest as to all of the shares subject to the award on the earlier of the first anniversary of the date of grant or the next annual stockholder meeting, subject to the director’s continued service to the Company on such vesting date.

The following table sets forth information regarding compensation earned by our non-employee directors who served during the fiscal year ended December 31, 2016:

2016 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total
Thomas R. Baruch	$121,168	$84,998	$—	$206,166
Pam P. Cheng	85,000	84,998	—	169,998
Byron L. Dorgan	100,000	84,998	—	184,998
Kathleen S. Glaub	60,000	84,998	—	144,998
Bernard J. Kelley	97,663	84,998	—	182,661
David V. Smith(2)	31,595	184,996	—	216,591
Dennis P. Wolf	80,000	84,998	—	164,998
Patrick Y. Yang	75,000	84,998	—	159,998

(1)	The amounts reported in this column reflect the grant date fair value of stock awards granted during the fiscal year ended December 31, 2016 calculated in accordance with FASB ASC Topic 718 but excluding the impact of estimated forfeitures related to service-based vesting provisions. The valuation assumptions used in determining such amounts are described in Note 9 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The following table sets forth the outstanding equity awards held by each of our non-employee directors as of December 31, 2016:

Name	Number of Shares Subject to Outstanding Options	Number of Shares of Restricted Stock Outstanding
Thomas R. Baruch	40,000	20,094
Pam P. Cheng	—	33,165
Byron L. Dorgan	120,000	20,094
Kathleen S. Glaub	—	34,586
Bernard J. Kelley	89,998	20,094
David V. Smith	—	44,785
Dennis P. Wolf	106,664	20,094
Patrick Y. Yang	—	37,455

(2)	Mr. Smith was appointed as a member of our board of directors on March 1, 2016.

ITEM 2

RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected BDO USA, LLP, or BDO, as our independent registered public accounting firm for the year ending December 31, 2017, and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. BDO has audited our financial statements since the year ended December 31, 2013. A representative of BDO is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of BDO as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board is submitting the selection of BDO to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain BDO. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in our and our stockholders’ best interests.

Principal Accounting Fees and Services

BDO provided audit, audit-related, tax and other services to us during the fiscal years ended December 31, 2016 and 2015 as follows:

Type of Fees	Fiscal 2016	Fiscal 2015
Audit Fees	$853,524	$810,905
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$853,524	$810,905

Audit Fees

This category includes fees associated with professional services rendered for the audit of our annual financial statements and the effectiveness of our internal control over financial reporting, issuance of consents in connection with registration statements and for the review of our interim financial statements included in our Quarterly Reports on Form 10-Q.

Audit-Related Fees

There were no fees for services rendered by BDO that fall into the classification of audit-related fees for the fiscal years ended December 31, 2016 and 2015.

Tax Fees

There were no fees for services rendered by BDO that fall into the classification of tax fees for the fiscal years ended December 31, 2016 and 2015.

All Other Fees

There were no fees for services rendered by BDO that fall into the classification of All Other Fees for the fiscal years ended December 31, 2016 and 2015.

Pre-Approval Policies and Procedures

Before an independent registered public accounting firm is engaged by Codexis or its subsidiaries to render audit or non-audit services, our audit committee must review the terms of the proposed engagement and pre-approve the engagement. Our audit committee may delegate authority to a member of the audit committee to provide such pre-approvals for audit or non-audit services, provided that such person will be required to report all such pre-approvals to the full audit committee at its next scheduled meeting. Audit committee pre-approval of non-audit services (other than review and attest services) are not required if such services fall within available exceptions established by the SEC. All fees paid to BDO for audit and non-audit services provided during fiscal years 2016 and 2015 were pre-approved by the audit committee in accordance with the policy described above.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER  31, 2017.

ITEM 3

NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Reform Act, added Section 14A to the Securities Exchange Act of 1934, which requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. Accordingly, our board of directors has approved the submission of the following resolution to our stockholders for approval at the Annual Meeting:

“RESOLVED, that the compensation paid to Codexis, Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our executive compensation program is designed to attract talented individuals to lead, manage and operate all aspects of our business and reward and retain those individuals who continue to meet our high expectations over time. Our executive compensation program combines short-term and long-term components, cash and equity, and fixed and contingent payments in the amounts and proportions that we believe are most appropriate to incentivize, retain and reward our named executive officers for achieving our objectives. Our executive compensation program also is intended to make us competitive in our industry, where there is considerable competition for talented executives. For more information on our executive compensation program, please refer to the “Compensation Discussion and Analysis” section of this proxy statement.

This vote is advisory, which means that the vote on executive compensation is not binding on Codexis, our board of directors or the compensation committee of our board of directors. Although the outcome of this advisory vote on the compensation of our named executive officers is non-binding, our compensation committee and our board of directors will review and consider the outcome of this vote when making future compensation decisions for our named executive officers. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. Unless our board of directors changes its policy with respect to the frequency of the advisory vote on executive compensation, the next such vote will be held at the 2020 annual meeting of stockholders.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NON-BINDING, ADVISORY RESOLUTION ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

ITEM 4

NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES BY STOCKHOLDERS ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Act of 2010, we are seeking a non-binding, advisory vote as to the frequency with which stockholders would have an opportunity to provide an advisory vote to approve the executive compensation of our named executive officers. Stockholders have the option of voting for future advisory votes on the compensation of our named executive officers to be held at a frequency of every one, two or three years, or abstaining.

While we will continue to monitor developments in this area, our board of directors believes that an advisory vote to approve executive compensation every three years is appropriate. In determining to recommend that stockholders vote for a frequency of every three years, the board considered how an advisory vote at this frequency will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short-term variations in compensation and business results. An advisory vote occurring once every three years will also permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices which have occurred since the last advisory vote on executive compensation, including changes made in response to the outcome of a prior advisory vote on executive compensation.

Based on the factors discussed, our board of directors recommends that future non-binding, advisory votes to approve executive compensation occur every three years until the next advisory vote on the frequency of advisory votes to approve executive compensation. Stockholders are not being asked to approve or disapprove our board of director’s recommendation, but rather to indicate their choice among the following frequency options: one year, two years or three years, or to abstain from voting.

This vote is advisory, and therefore not binding on us, the Compensation Committee or the board of directors. However, we value the opinions of our stockholders and will take into account the outcome of the vote when considering the frequency of submitting to stockholders a resolution to afford stockholders the opportunity to vote on executive compensation.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS TO BE HELD AT A FREQUENCY OF EVERY THREE YEARS.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The following overview highlights and summarizes information regarding executive compensation and does not purport to contain all of the information that is necessary to gain an understanding of our executive compensation policies and decisions. Please carefully read the Compensation Discussion and Analysis section and the compensation tables and related disclosures that follow for a more complete understanding of our executive compensation program.

Codexis, Inc. develops biocatalysts for the pharmaceutical and fine chemicals markets as well as enzymes as biotherapeutics and for molecular diagnosis. Our business requires a talented, motivated and capable leadership team. To that end, our executive compensation program plays a vital role in our ability to attract, retain and motivate top talent for continued business success.

2016 Executive Compensation Program Summary. Our executive compensation program is designed to attract and retain talented individuals to lead, manage and operate all aspects of our business and reward and retain those individuals who continue to meet our high expectations over time. Our executive compensation program combines short- and long-term components, cash and equity and fixed and contingent payments in the amounts and proportions that we believe are most appropriate to incentivize, retain and reward our named executive officers for achieving our objectives. Our executive compensation program is also intended to make us competitive in our industry, where there is considerable competition for talented executives.

Our named executive officers for fiscal 2016 were:

•	John J. Nicols, President and Chief Executive Officer;

•	Gordon Sangster, Senior Vice President and Chief Financial Officer;

•	James J. Lalonde, Senior Vice President, Research and Development;

•	Michael Aldridge, Senior Vice President, Corporate and Strategic Development; and

•	Douglas T. Sheehy, former Executive Vice President, Chief Administrative Officer, General Counsel and Secretary.

Mr. Aldridge joined the Company as our Senior Vice President, Corporate and Strategic Development effective October 16, 2016. Mr. Sheehy resigned his position as Executive Vice President, Chief Administrative Officer, General Counsel and Secretary effective April 8, 2016.

2016 Performance Highlights

Due in part to the actions of our named executive officers to refocus the company’s resources towards continuing to grow our strong biocatalysis business through new collaborations, exploring new commercial opportunities in the pharmaceuticals and fine chemicals markets, developing enzymes as biotherapeutics and for molecular diagnostics and improving our CodeEvolver® technology platform directed evolution technology platform in order to strengthen our core technology capabilities, the company had strong financial and operational performance in 2016.

•	Our stock price increased from $4.23 on December 31, 2015 to $4.60 on December 30, 2016, reflecting a one-year total stockholder return of 8.75%.

•

We achieved a 17% increase in revenues from $41.8 million in 2015 to $48.8 million in 2016. Total revenues for 2016 included $31.3 million in research and development revenues, $15.3 million in product sales revenues and $2.2 million from our revenue-sharing arrangement with Exela.

We also achieved the following operating highlights in 2016:

•

We completed the final milestone of the technology transfer required under the license agreement with GlaxoSmithKline (“GSK”) earning a milestone payment of $7.5 million. This represented the last of the milestones totaling $25.0 million which we were entitled to receive during the technology transfer period. We are now entitled to receive cumulative milestone payments ranging from $5.75 million to $38.5 million for each product developed using our platform technology depending on the products’ progress through clinical trials and commercial success. The first such project-specific contingent milestone revenue was received in the third quarter of 2016.

•

We completed the final milestone of the technology transfer required under the license agreement with Merck Sharp & Dohme Corp. (“Merck”) earning a milestone payment of $8.0 million. This represented the last of $18.0 million in milestone payments that we were entitled to receive during the technology transfer period. We are now entitled to receive predetermined dollar amounts for each product developed using our platform technology depending on the products’ progress through clinical trials and commercial success with a cap of $15.0 million for each product.

•

We signed an exclusive multi-year supply agreement with Tate & Lyle Inc., a global provider of food ingredients and solutions, for a proprietary enzyme for use in Tate & Lyle’s food ingredient production. The expansion of our platform technology into new markets is a strategic priority for us.

•

We successfully completed our obligations under a research and development agreement with a leading biopharmaceutical company, and we earned success fees, associated milestone payments and research and development revenues during the term of the agreement. The customer opted to exercise its option under the agreement for rights to a non-exclusive license to the proprietary enzyme that we developed.

•

We developed a high-performance enzyme for customers using next generation sequencing and polymerase chain reaction for in vitro molecular diagnostic applications. This was a self-directed R&D investment for us and represented entry into another market.

•

We continued to advance our novel oral enzyme therapeutic product candidate for the potential treatment of phenylketonuria, an inherited metabolic disorder that causes serious neurological problems. We also began development work on our pipeline of preclinical product candidates for other enzyme therapies.

Commitment to Pay-for-Performance. We have structured our executive compensation programs to provide our named executive officers appropriate incentives to drive positive and sustainable long-term results. We believe that our executive compensation program is appropriately sensitive to company financial performance and long-term stockholder returns, as the largest portion of our named executive officers’ compensation is in the form of performance-based cash and equity-based long-term incentive awards, including stock options and performance stock units.

The key components of our compensation program for our named executive officers and actions taken in 2016 with respect to those components are as follows:

•

Limited Base Salary Increases. Base salaries represent a fixed component of our executive compensation program that are intended to keep us competitive with the market while remaining cost effective and providing security to our named executive officers as a predictable stream of income. In 2016, only the base salaries of named executive officers with below market competitive rates, our Chief Financial Officer and Senior Vice President, Research and Development, were increased.

•

Annual Cash Incentive Bonuses Reflected 2016 Company and Individual Performance. Our named executive officers participate in an Executive Incentive Compensation Plan. For 2016, our compensation committee determined that the company had achieved a 108% achievement factor overall based on our achievement of key goals relating to (i) delivering critical financial results; (ii) strengthening our biocatalyst business; (iii) building our CodeEvolver® technology platform licensing business; (iv) advancing new biotherapeutics development; and (v) promoting corporate stewardship. Our named executive officers’ bonuses are also determined in part using an individual performance factor that is assigned by our compensation committee upon its review of each named executive officer’s individual contribution to our overall success. For 2016, our compensation committee determined that our named executive officers serving at the end of 2016 had achieved individual achievement factors of 100%. Accordingly, each of our named executive officers serving at the end of 2016 received a cash bonus for 2016 reflecting both corporate and individual performance. We believe that the contingent nature of the award of annual cash bonuses for 2016 reflects our continued emphasis on pay-for-performance.

•

Equity Awards as a Key Component of Compensation. Our compensation committee provides a significant portion of our named executive officers’ target total direct compensation opportunity in the form of equity awards which we believe helps align the interests of our named executive officers with our stockholders and provide our named executive officers incentive to drive long-term growth in our stock price.

•

Performance Stock Units. Further demonstrating our board of directors’ commitment to our pay-for-performance philosophy, in 2016, we continued granting to each of our named executive officers performance stock units as part of the executives’ incentive program, the value of which may only be realized if the applicable performance metrics are achieved or exceeded.

Commitment to Strong Governance Standards. We are committed to having strong governance standards with respect to our executive compensation policies and practices. The company has a number of executive compensation practices that we believe reflect the interests of our stockholders and governance best practices, including:

•	We use a mix of fixed and variable compensation, with an emphasis on variable, at-risk performance-based compensation.

•	We have no “gross up” agreements or entitlements of excise taxes on severance or other payments in connection with a change in control.

•	We do not offer any other “gross up” agreements or entitlements on perquisites and benefits, except for relocations that are under our control and are at our direction.

•	We provide for multi-year vesting periods for equity award grants to reinforce a culture in which the company’s executives remain focused on the company’s long-term success.

•	We offer minimal perquisites to our named executive officers.

•	We do not maintain any pension benefits or nonqualified deferred compensation plans.

•

Our compensation committee engaged its own independent compensation consultant, Compensia, Inc. (“Compensia”), which performs an annual comprehensive market analysis of our executive compensation programs and pay levels. Our compensation committee determined that Compensia is independent and that there is no conflict of interest resulting from retaining Compensia during 2016, after review and consultation with Compensia.

•	Based on our annual risk assessment, our compensation programs do not present any risk that is reasonably likely to have a material adverse effect on the company.

•	Mr. Nicols, our President and Chief Executive Officer, is subject to significant stock ownership guidelines.

Stockholder Advisory Vote on Executive Compensation

At our 2011 annual meeting of stockholders, our stockholders voted in non-binding advisory votes (i) to approve the compensation of our named executive officers and (ii) in favor of having a non-binding stockholder vote on executive compensation once every three years. Our compensation committee reviewed the result of the 2014 stockholders’ advisory vote on the compensation of our named executive officers and, in light of the approval by a substantial majority of our stockholders of the compensation programs described in our 2014 proxy statement (representing approximately 98% of the shares represented in person or by proxy at the meeting and entitled to vote), did not implement any significant changes to our executive compensation program as a result of the stockholders’ advisory vote. The incentive and equity-based compensation earned by each of the named executive officers for fiscal year 2016 reflected our financial and operating performance. Consistent with the stated preference of a majority of our stockholders (representing over 63% of the shares represented in person or by proxy at the meeting and entitled to vote), in 2011, our compensation committee determined that we will hold a “say-on-pay” vote every three years. An advisory vote on our named executive officers’ compensation and an advisory vote on the frequency of “say-on-pay” votes is being held at our Annual Meeting. See Items 3 and 4 of this proxy statement.

Objectives and Philosophy of Our Executive Compensation Program

Our compensation program for our named executive officers is designed to achieve the following objectives:

•	attract, engage and retain executives of superior ability, experience and managerial talent enabling us to be an employer of choice in our highly-competitive and dynamic industry;

•	motivate and reward executives whose knowledge, skills and performance ensure our continued success;

•

encourage and inspire our executives to achieve key corporate performance objectives by linking base salary increases and incentive award opportunities to the achievement of individual and company-wide short- and long-term goals; and

•

align the interests of our executives and stockholders by providing a significant portion of total compensation opportunities for our executive officers in the form of direct ownership in our company through stock options and other equity incentive awards, which will motivate executives to increase stockholder value.

Components of Our Executive Compensation Program and Determination of Compensation

The components of our executive compensation program consist primarily of base salaries, annual cash incentive bonuses, equity awards and broad-based benefits programs. We combine short-term compensation components (such as base salaries and annual cash incentive bonuses) and long-term compensation components (such as equity incentive awards) to provide an overall compensation structure that is designed to both attract and retain key executives as well as provide incentive for the achievement of short- and long-term corporate objectives.

Our compensation committee is responsible for evaluating and administering our compensation programs and practices for our named executive officers. Our compensation committee uses its judgment and experience and the recommendations of our Chief Executive Officer with respect to the compensation for our named executive officers (other than himself) to determine the appropriate mix of short- and long-term compensation components for each named executive officer. Short- and long-term compensation components are balanced to encourage each named executive officer to use his time and talents to accomplish both our short- and long-term corporate objectives. Our Chief Executive Officer generally attends our compensation committee meetings to provide input on factors that may influence our compensation committee members’ consideration of compensation programs and individual compensation, including individual performance (other than with respect to their own performance), financial, legal and compensation parity considerations. In addition, our Chief Financial Officer and other members of management occasionally attend such compensation committee meetings when their expertise may be required based on the issues being discussed. No named executive officer is present at the meetings at the time that his own compensation is being reviewed by the compensation committee. Our compensation committee analyzes each of the primary elements of our compensation program to ensure that our executive officers’ overall compensation is competitive with executive officers in similar positions at comparable companies in our labor market and to ensure internal compensation equality among incentive awards for our employees, including our named executive officers.

Our compensation committee determines compensation for our executive officers, including our named executive officers, in large part based upon our financial resources, as well as competitive market data. Our compensation committee has engaged Compensia to provide competitive market data and to provide advisory support to the compensation committee with regards to the compensation of our named executive officers. Compensia works directly with our compensation committee and did not provide any other services to us during 2016. After review and consultation with Compensia, the compensation committee determined that Compensia is independent and that there is no conflict of interest resulting from retaining Compensia currently or during 2016. In reaching these conclusions, our compensation committee considered the factors set forth in the SEC rules and NASDAQ listing standards.

In December 2014, based on the recommendation of Compensia, our compensation committee adopted a peer group of companies to serve as a reference when reviewing the compensation levels for our named executive officers for 2015, which extends beyond life sciences companies and includes public biotechnology and select chemical companies. The companies that formed our 2015 compensation peer group were selected based on having similar business models and financial characteristics. Following best practices, we specifically selected companies that generally fell within the range of 0.5–2.0x of our company in terms of both revenue and within the range of 0.5–5.0x of market capitalization. The 2015 compensation peer group consisted of the following companies:

• Affymetrix	• Exelixis
• Albany Molecular Research	• Ligand Pharmaceutical
• Amyris	• Luminex
• Array BioPharma	• Meridian Bioscience
• BioAmber	• Peregrine Pharmaceutical
• Cambrex	• TerraVia Holdings (fka Solazyme)
• Emergent BioSolutions	• XenoPort
• Enzo Biochem

In November 2015, based on the recommendation of Compensia, our compensation committee approved the same peer group as a reference for reviewing the 2016 compensation of our named executive officers, based on the fact that the Company remained in a similar position in the peer group and that no companies in the peer group had been acquired. As compared to our 2016 peer group, as of December 31, 2015, we were at the 81st percentile one year revenue and the 26th percentile for 30 day average market cap as a multiple of revenue. In addition to data from our 2016 peer group, our compensation committee considered market analysis from the Radford Global Life Sciences Compensation Survey. For our 2016 assessment of executive compensation, Compensia’s analysis was based on 2015 proxy data pulled forward to July 2016 using a 3% update factor.

In determining the 2016 compensation for our named executive officers, we believe that the practices of the companies in the compensation peer group provided our compensation committee with relevant compensation information, not only because of the similarity of their business models and financial characteristics, but because several of these companies have similar organizational structures and tend to compete with us for executive talent.

In November 2016, based on Compensia’s recommendation, our compensation committee adopted an updated peer group for our 2017 executive compensation analysis. Of the 2016 peer group, two companies were acquired (Affymetrix and Xenoport) and two no longer met the selection criteria (Albany Molecular Research and Emergent BioSolutions) and were therefore removed. Four replacement companies were selected from biotechnology companies that fell within a range of approximately 0.5x-2.0x of current revenue and market cap: Arena Pharmaceuticals, Cytokinetics, Inovio Pharmaceuticals and Progenics Pharmaceutical.

Our overall compensation philosophy is to generally target the median of the market, and the compensation committee works within the general framework of this market-competitive philosophy to determine each component of our named executive officers’ compensation packages based on numerous factors, including:

•	the demand for the particular skill sets we need within the marketplace;

•	performance goals and other expectations for the position and the individual;

•	the individual’s background and relevant expertise, including training and prior relevant work experience;

•	the individual’s role with us and the compensation paid to similar persons at the companies that participate in the surveys that we review; and

•	comparison to other executives within our company having similar levels of expertise and experience.

During 2016, our compensation committee reviewed all aspects of our executive compensation program, including base salaries, annual cash incentive bonuses and equity incentive targets for each of our named executive officers. To attempt to ensure that we retain and attracted top talent in 2016 the compensation committee approved adjustments to our executive compensation program to reflect competitive pressures and ensure internal equity among executives with similar levels of responsibility and authority.

Based on our 2017 peer group and the Radford Global Life Sciences Compensation Survey, using 2016 proxy data updated to July 2017 with a 3% update factor, the total cash compensation of our named executive officers (other than Mr. Sheehy) was 116% of the market median, and the overall target total direct compensation of such named executive officers as approximately at the 70th percentile of market. These levels reflect the competitiveness of the markets in which we compete for executive talent as well as internal equity considerations.

Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element of our executive compensation program, to a greater or lesser extent, serves each of our objectives as set forth above.

Annual Cash Compensation

Base Salary

The base salaries of our named executive officers are reviewed annually and adjusted when necessary to reflect individual roles and performance, and the competitive market. Our compensation committee also reviews each named executive officer’s annual base salary in comparison with other executives who are at the same level at our company and seeks parity among executives within our company who have similar levels of responsibility and authority. Our compensation committee believes that a competitive base salary is a necessary element of any compensation program designed to attract and retain talented and experienced executives. We also believe that competitive base salaries can motivate and reward executives for their overall performance.

In February 2016, our compensation committee reviewed the base salaries of each of Messrs. Nicols, Sangster and Sheehy and Dr. Lalonde in light of the salaries paid to similarly situated executives at our peer group of companies and the roles played by the named executive officers in our company. Our compensation committee determined to maintain Messrs. Nicols’ and Sheehy’s base salaries at their 2015 levels and approved base salary increases of 10% and 16% for Mr. Sangster and Dr. Lalonde, respectively. Prior to the increases, the base salaries of Mr. Sangster and Dr. Lalonde were significantly below peer averages for their positions and such increases were intended to bring their base salaries toward competitive levels as our other named executive officers, as well as to take into account their performance, tenure and criticality of position.

In connection with Mr. Aldridge’s commencement of employment with us in October 2016, our compensation committee approved an initial annual base salary of $380,000, which it considered appropriate and competitive given his experience and level of responsibility.

The following table sets forth the base salaries for 2016 for each of our named executive officers:

Name of Executive Officer	2016 Base Salary
John J. Nicols	$610,000
Gordon Sangster	380,000
James J. Lalonde	320,000
Michael Aldridge	380,000
Douglas T. Sheehy	405,000

Annual Cash Incentive Bonuses

Our compensation philosophy with respect to annual cash incentive bonuses is consistent with our overall compensation program philosophy. The annual cash incentive bonus is directed at tying individual compensation to both corporate and individual performance while maintaining market-competitive compensation. Performance, as measured against individual performance and corporate goals, directly affects the level of bonus payment.

In June 2010, our compensation committee adopted the Executive Incentive Compensation Plan. The Executive Incentive Compensation Plan is comprised of three elements that factor into the cash incentive bonus paid to our named executive officers: the annual cash incentive bonus targets, the company performance factor and the individual performance factor, each of which is set by our compensation committee.

For 2016, our compensation committee retained the same target bonus percentages as in 2015 for Messrs. Nicols and Sheehy. Mr. Sangster’s target bonus percentage was increased from 45 to 50%, and Dr. Lalonde’s target bonus percentage was increased from 40% to 45% in order to reflect the increased responsibilities taken on by both executives during 2016. In connection with Mr. Aldridge’s commencement of employment with us, the compensation committee approved a target bonus of 50%, which it deemed appropriate given the level of his responsibility. Target bonus percentages generally correlate to the level of responsibility of the named executive officer, with higher target bonus percentages reserved for executives having more responsibility. The following table sets forth the annual cash incentive bonus target for each of our named executive officers for 2016:

Name of Executive Officer	2016 Bonus Target (as % of 2016 Base Salary)
John J. Nicols	75%
Gordon Sangster	50
James J. Lalonde	45
Michael Aldridge	50
Douglas T. Sheehy	50

The target bonus percentages for each of our named executive officers, other than our Chief Executive Officer, are established based on our Chief Executive Officer’s evaluation of each executive’s position within the company, the corporate goals over which that executive has control or influence and the market practices of the companies in our compensation peer group, as well as consideration of the target bonus percentages of executives with similar levels of responsibility within the company to ensure parity between executives at similar position levels. Our compensation committee considers each of these factors in setting the target bonus percentage for our Chief Executive Officer.

The 2016 company performance factor was calculated based upon our company’s achievement of goals in five key areas:

•	Delivering critical financial results, consisting of revenue growth, non-GAAP income growth and ensuring sufficient year-end cash;

•	Building our CodeEvolver® technology platform licensing business by executing key licenses and securing new significant licensing partnerships;

•	Strengthening our biocatalyst business through securing new service revenue deals and qualifying new suppliers;

•	Advancing new therapeutics development by driving preclinical development of key drug candidates, partnering therapeutic assets and advancing our new therapeutics pipelines; and

•	Promoting corporate stewardship in the areas of safety and technological advancements made to our CodeEvolver® technology platform.

The weighting of each of the goals in each of the five key areas under the Executive Incentive Compensation Plan are set forth in the table below.

Goal	Weight
Delivering critical financial results	40%
Building our CodeEvolver® technology platform licensing business	20%
Strengthening our biocatalyst business	15%
Advancing new therapeutics development	15%
Promoting corporate stewardship	10%

Our critical financial results goals consist of three sub-goals of revenue growth (weighted at 15%), non-GAAP net income growth (weighted at 20%) and year-end cash (weighted at 5%). The threshold, target and superior levels for these goals are set forth in the table below:

Critical Financial Results Goals	Threshold Achievement (50%)	Target Achievement (100%)	Superior Achievement (150%)
Revenue Growth	$41.8 million	$46.5 million	$51.1 million
Non-GAAP Income Growth(1)	Positive	$2.0 million	$4.0 million
Cash and cash equivalents	$18.0 million	$20.5 million	$23.0 million

(1)	Non-GAAP net income excludes non-cash items such as depreciation expense, amortization expense and stock-based compensation expense. These excluded items can be derived from the details of the Consolidated Statements of Cash Flows in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. In addition, for purposes of calculating our performance against our critical financial results goals, non-GAAP net income excludes additional accruals of compensation expense resulting from the calculation of annual cash incentive bonuses for 2016.

In setting these financial and non-financial goals and their relative weights, our compensation committee considered the company’s strategic vision and key areas necessary to our growth and financial success. The specific financial and non-financial goals that comprise the corporate performance factor are intended to be difficult to achieve and require above what our compensation committee has determined to be average performance to meet the minimum acceptable standard. However, because our non-financial goals are related to our business strategy and are highly confidential, we do not publicly disclose them, as we believe their disclosure would provide our competitors, customers and other third-parties with significant insights regarding are confidential business strategies that could cause us substantial harm.

The individual performance factor of the bonus was determined by our compensation committee based upon the recommendations of our Chief Executive Officer, or in the case of our Chief Executive Officer’s performance, our compensation committee’s own assessment, of the contribution of the named executive officer to the achievement of our corporate goals. These individual performance factors are determined based on our Chief Executive Officer’s and our compensation committee’s holistic evaluation of each executive’s performance during the year, taking into account the executive’s position within the company and the corporate goals over which that executive has control or influence. High performance on the individual performance factor is intended to be difficult to achieve and requires above what our compensation committee has determined to be average performance to meet the minimum acceptable standard.

Failure to achieve the threshold result for any goal that comprises the company non-financial performance factor will result in a zero for that particular goal, but will not alone result in zero total bonus. The bonus amount is determined as follows:

Bonus Amount =	(Base Salary) x (Target Percentage) x (Company Performance Factor Achievement Level) x (Individual Performance Factor Achievement Level)

The maximum company performance factor achievement level and individual performance factor achievement level are 150% and 125%, respectively.

In February 2017, our compensation committee determined that we had achieved our corporate performance goals for 2016 at an achievement factor of 108% overall, as set forth in greater detail below. With respect to each of the components of the critical financial results goal, we achieved revenue of $48.8 million, corresponding to an achievement level of 125%, non-GAAP income of $3.6 million, corresponding to an achievement level of 140%, and year-end cash, cash equivalents and marketable securities (exclusive of preclinical development and partner expense for our therapeutic product candidate) of $21.1 million, corresponding to an achievement level of 112%.

Goal	Weight	Weighted Actual Achievement
Delivering critical financial results	40%	52.3%
Strengthening our biocatalyst business	15%	18.7%
Building our CodeEvolver® technology platform licensing business	20%	4.5%
Advancing new therapeutics development	15%	22.5%
Promoting corporate stewardship	10%	10.0%

Total	100%	108%

In February 2017, our Chief Executive Officer and our compensation committee further evaluated the individual performance of our named executive officers for 2016 and determined, based on their individual contributions to the achievement of our corporate goals, that our named executive officers had achieved the individual performance factor percentages set forth in the table below.

The following table sets forth the 2016 bonus targets and actual bonuses paid to our named executive officers:

Name of Executive Officer	Bonus Target (Base Salary x Target %) ($)	2016 Individual Performance Factor (%)	2016 Company Performance Factor (%)	Bonus Payment ($)
John J. Nicols	$457,500	100%	108%	$494,000
Gordon Sangster	190,000	100%	108%	205,000
James J. Lalonde	144,000	100%	108%	156,000
Michael Aldridge(1)	190,000	100%	108%	43,000

(1)	Mr. Aldridge’s 2016 bonus was prorated based on the length of his service in 2016.

Mr. Sheehy did not receive a bonus for 2016 as a result of his resignation from the company during the year.

We believe that our annual cash incentive bonus plans help to attract and motivate our executives, encourage and inspire our executives to achieve key corporate performance objectives and to align the compensation payable to our executives with our corporate objectives, thereby maximizing stockholder value. By reevaluating the corporate goals and individual performance factors under our bonus program for executives each fiscal year, we believe we provide sufficient and attainable incentives for our executives that align with both our financial and non-financial goals.

Equity Incentive Compensation

We believe that our long-term performance is best facilitated through a culture of executive equity ownership that encourages long-term investment by our named executive officers in our equity, thereby better aligning the named executive officers’ interests with the interests of our stockholders. To encourage this ownership culture, we typically make an initial equity award of stock options to eligible new employees and periodic grants at other times, as approved by our compensation committee. Our compensation committee approves all equity grants to our employees including our named executive officers. These grants have an exercise price equal to the closing trading price of our common stock on the date of grant. Grants of options are typically subject to a four-year vesting schedule with 1/4th of the grant vesting upon the first anniversary of the vesting commencement date and the remainder of the shares vesting at a rate of 1/48th of the total shares subject to the option each month after the one-year anniversary of the vesting commencement date, subject to the continued service of the named executive officer. Vesting commencement dates generally correlate to the date of hire, date of promotion or date of grant. In keeping with our market-competitive philosophy, our compensation committee established the foregoing vesting schedules because it determined such vesting represents market practice in our industry based on the experience of the members of our compensation committee.

The size of the initial stock option award is determined based on the named executive officer’s position with us and takes into account his base salary and other compensation as well as an analysis of the grant and compensation practices of the then-current compensation peer group. The initial stock option awards are intended to provide the named executive officer with an incentive to build value in the organization over an extended period of time while remaining consistent with our overall compensation philosophy.

In October 2016, in connection with his hire, we granted to Mr. Aldridge an option to purchase 250,000 shares of our common stock. This initial stock option vests as to 1/4th of the shares subject to the award on October 16, 2017 and as to 1/48th of the shares subject to the award on each monthly anniversary thereafter.

In February 2016, our compensation committee awarded grants of options and performance stock units, or PSUs, to each of our named executive officers other than Mr. Aldridge, who had not yet commenced employment. While no single factor determined the size of these awards, our compensation committee generally considered the following factors in making such awards: internal equity among our named executive officers, their percentage of equity holdings (both vested and unvested), the vesting schedule of unvested stock options, whether each named executive officer’s equity holdings provide adequate incentive and retention value, individual performance, tenure with our company and the critical nature of each named executive officer’s role at our company, and the periodic equity incentive award practices observed by the companies in our 2016 compensation peer group.

Our named executive officers received the following annual awards in the following amounts: Mr. Nicols (an option to purchase 211,000 shares and 296,000 PSUs), Mr. Sangster (an option to purchase 123,000 shares and 74,000 PSUs), Dr. Lalonde (an option to purchase 77,000 shares and 47,000 PSUs) and Mr. Sheehy (an option to purchase 123,000 shares and 74,000 PSUs). The option grants to each named executive officer had an exercise price of $4.10 per share, which represents the closing price of our stock on the date of grant, while the PSUs do not have an exercise or purchase price. Pursuant to the terms approved by our compensation committee on the date of grant, these stock options are scheduled to vest such that 1/4th of the shares subject to the option vested on February 19, 2017 and the remainder of the shares will vest at a rate of 1/48th of the total shares subject to the option each month thereafter, subject to the named executive officer’s continued service to our company on each vesting date.

Additionally, the PSUs were scheduled to vest such that one-half of the PSUs subject to the award would vest on March 5, 2017, and the remainder of the PSUs would vest on March 5, 2018, subject to the named executive officer’s continued service to our company on each vesting date and the company achieving the performance goals for calendar year 2016 established by the compensation committee at the time of grant. The performance goals set for the PSUs consisted of (1) revenue growth (weighted at 25%), (2) non-GAAP income growth (weighted at 25%), (3) expanding CodeEvolver® technology platform licensing (weighted at 20%), (4) expanding service revenue (weighted at 10%), (5) strategic advancement of the PKU enzyme therapy program (weighted at 10%), and (6) advancement of additional biologic development programs and/or new biologic/diagnostic partnerships (weighted at 10%). The threshold, target and performance levels of the revenue growth and non-GAAP income growth goals were the same as the levels under our Executive Incentive Compensation Program, as described above. The number of shares issuable in respect of the PSUs was determined by multiplying number of PSUs subject to the award by a multiplier, which is calculated as the sum overall performance goals of (i) the weight of each performance goal multiplied by (ii) the applicable achievement percentage. The achievement percentage for each performance goal is 0% if achieved at less than threshold, 50% if achieved at threshold, 100% if achieved at target level, and 200% if achieved at or above the superior level. For the revenue growth and non-GAAP income growth goals, achievement between the foregoing levels was determined using linear interpolation.

Based on the 2016 achievement of our PSU performance goals, including revenue of $48.8 million and non-GAAP income of $3.6 million, in January 2017, our compensation committee determined that 142.3% of the PSUs had been earned, such that 1.423 shares of our common stock will be issued for each PSU that vests on March 5, 2017 and March 5, 2018. Our achievement of the PSU performance goals is set forth in greater detail below.

Performance Goal	Weight	Weighted Actual Achievement
Revenue growth	25%	37.5%
Non-GAAP income growth	25%	45.0%
Expanding CodeEvolver® technology platform licensing	20%	0.0%
Expanding service revenue	10%	19.8%
Strategic advancement of the PKU enzyme therapy program	10%	20.0%
Advancement of additional biologic development programs and/or new biologic/diagnostic partnerships	10%	20.0%

Total	100%	142.3%

Termination-Based Compensation

Our compensation committee provides our named executive officers with termination of employment protection when it determines that such protection is necessary to attract or retain an executive.

We believe that concerns about potential job loss or the possibility or occurrence of a change in control of the company can create uncertainty for our executive officers that may unduly affect their performance. For example, the possibility of a change in control of the company may create uncertainty for our named executive officers regarding their continued employment because such transactions frequently result in changes in senior management. Consequently, we have entered into change in control agreements with our named executive officers, which provide severance payments and benefits in the event the employment of a named executive officer is terminated without “cause,” he resigns with “good reason,” or he terminates his employment as the result of death or “disability” (as such terms are defined in the applicable change in control agreement), in each case within 12 months following or in certain circumstances, when the employment of the named executive officer is terminated without cause or resigns with good reason within a short period prior to, a change in control of our company, defined generally as our dissolution or liquidation; a sale of all or substantially all of our assets; a merger, acquisition or consolidation in which the beneficial ownership of our securities representing at least 50% of the combined voting power entitled to vote in the election of our directors has changed; or if current members of our board of directors, or their successors if approved by the vote of at least 50% of the current board, cease to constitute at least 50% of our board of directors, each as further set forth in the individual agreements.

We are also a party to an employment agreement with Mr. Nicols, which provides for certain payments and benefits in the event his employment is terminated without “cause” or he resigns for “good reason,” or he terminates his employment as a result of death or “disability,” each as defined in his employment agreement, either within or outside the 12 months following the change in control of our company.

In October 2016, we entered into amended and restated change in control agreements with Mr. Sangster and Dr. Lalonde and a new agreement with Mr. Aldridge that additionally provide for severance payments in the event of certain terminations outside of a change in control context. We believe that such arrangements are necessary to attract and retain talent in the markets in which we compete for talent.

The severance payments and benefits that are payable under the Company’s severance and change in control arrangements are further described below in the section entitled “—Change in Control and Severance Arrangements.”

Other Compensation

All of our named executive officers are eligible to participate in certain benefit plans and arrangements offered to employees generally, including health, dental, life and disability insurance and our 401(k) plan. We currently provide company contributions to the 401(k) plans for all employees, including our named executive officers. We also currently pay 82% of the monthly premium, with respect to coverage for the employee-only portion of coverage for all employees, including our named executive officers, for medical, dental, vision, life and long-term disability insurance. Should medical insurance premium rates increase, employees, including named executive officers, may be required to contribute to the cost of increased premiums to retain coverage. Consistent with our market-competitive compensation philosophy, we intend to continue to maintain these benefit plans and arrangements for our employees, including our named executive officers.

Our compensation committee in its discretion may revise, amend or add to any executive’s benefits and perquisites if it deems it advisable. We currently do not believe it is necessary for the attraction or retention of management talent to provide our named executive officers with a substantial amount of compensation in the form of perquisites or other personal benefits.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to certain executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. Our board of directors and our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Section 409A of the Code imposes additional taxes on certain non-qualified deferred compensation arrangements that do not comply with its requirements. These requirements regulate an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A generally also provides that distributions of deferred compensation only can be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date or fixed schedule, a change-in-control, or the individual’s death or disability). For certain executives, Section 409A requires that such individual’s distribution of certain non-qualified deferred compensation amounts commence no earlier than six months after such officer’s separation from service. We have and will continue to endeavor to structure our compensation arrangements to be exempt from or comply with Section 409A so as to avoid the adverse tax consequences associated therewith. We have not provided any executives or other employees with any gross-up in connection with Section 409A.

We account for stock-based compensation in accordance with FASB ASC Topic 718, which requires us to recognize compensation expense for share-based payments (including stock options and other forms of equity compensation). Our compensation committee takes into account the expense taken under FASB ASC Topic 718 when determining equity grants.

Stock Ownership Guidelines

Pursuant to Mr. Nicols’ employment agreement, he is required by June 13, 2017 to own shares of our common stock equal to the lesser of (i) that number of shares having a fair market value equal to five times his annual base salary or (ii) 1,333,333 shares. Upon any increase in Mr. Nicols’ base salary, he will have five years from the date of the increase to meet these requirements. If his ownership of our common stock falls below the amount required, he must retain at least 50% of the shares of our common stock issued to him upon vesting or exercise of equity awards until the requirements are met. As of December 31, 2016, Mr. Nicols held 901,319 shares of our common stock and thus would have met his stock ownership requirement had it been in force on such date.

2016 Summary Compensation Table

The following table summarizes the compensation that we paid to our named executive officers related to the fiscal year ended December 31, 2016. We refer to these officers in this proxy statement as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
John J. Nicols	2016	610,000	—	1,213,600	486,735	494,000	12,040	(3)	2,816,375
President and Chief Executive Officer	2015	610,000	—	949,200	628,004	439,000	12,040	(3)	2,638,244
	2014	592,000	—	788,000	582,050	404,000	10,560	(4)	2,376,610

Gordon Sangster	2016	374,167	—	303,400	283,736	205,000	12,040	(3)	1,178,343
Senior Vice President, Chief Financial Officer	2015	345,000	—	277,980	272,956	179,000	12,040	(3)	1,086,976
	2014	121,875	50,000	245,000	174,133	44,000	5,475	(5)	640,483

James J. Lalonde,	2016	312,500	—	192,700	177,624	156,000	12,040	(3)	850,864
Senior Vice President, Research and Development	2015	275,000	—	145,770	143,661	116,000	12,040	(3)	692,471
	2014	257,414	—	88,650	87,308	83,000	11,640	(6)	528,012

Michael Aldridge	2016	79,167	—	—	593,225	43,000	2,845		718,237
Senior Vice President, Corporate and Strategic Development(7)

Douglas T. Sheehy	2016	158,585	—	303,400	283,736	—	4,865	(9)	163,450
Executive Vice President, Chief	2015	405,000	—	291,540	287,322	194,000	12,040	(3)	1,189,902
Administrative Officer, General Counsel and Secretary(8)	2014	385,396	—	157,600	162,974	178,000	11,640	(6)	895,610

(1)	The amounts reported in the “Stock Awards” and “Option Awards” columns represent the grant date fair value calculated in accordance with FASB ASC Topic 718 but excluding the impact of estimated forfeitures related to service-based vesting provisions. The valuation assumptions used in determining such amounts are described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Amounts shown in the “Stock Awards” column include the grant date fair value for the PSUs granted in 2016, described above under “—Components of Our Executive Compensation Program—Equity Incentive Compensation,” based on the probable outcome of the applicable performance goals for 2016 as of the grant date, in accordance with FASB ASC Topic 718. The value of each of the PSU awards granted to the named executive officers, assuming that the highest level of performance conditions were achieved, is set forth in the table below:

Name	Maximum Outcome of PSU Grant Date Fair Value
John J. Nicols	$2,427,200
Gordon Sangster	606,800
James J. Lalonde	385,400
Douglas T. Sheehy	606,800

(2)	The amounts reported in this column reflect bonus payments made pursuant to the Executive Incentive Compensation Plan. Please see the section “—Components of Our Executive Compensation Program—Annual Cash Compensation” above for more information.
(3)	The amount reported reflects a cell phone stipend of $1,440 and a 401(k) plan matching contribution of $10,600.
(4)	The amount reported reflects a cell phone stipend of $360 and a 401(k) plan matching contribution of $10,200.
(5)	The amount reported reflects a cell phone stipend of $600 and a 401(k) plan matching contribution of $4,875.
(6)	The amount reported reflects a cell phone stipend of $1,440 and a 401(k) plan matching contribution of $10,200.
(7)	Mr. Aldridge joined the Company as our Senior Vice President, Corporate and Strategic Development on October 16, 2016.
(8)	Mr. Sheehy resigned as Executive Vice President, Chief Administrative Officer, General Counsel and Secretary effective as of April 8, 2016.
(9)	The amount reported reflects a cell phone of $420 and a 401(k) plan matching contribution of $4,445.

Grants of Plan-Based Awards in 2016 Table

All options granted to our named executive officers are nonqualified stock options. All options and PSUs granted in 2016 were issued under our 2010 Equity Incentive Award Plan, as amended.

The following table shows information regarding grants of non-equity incentive and equity incentive awards during the fiscal year ended December 31, 2016 to each of our named executive officers:

Name	Grant Date(1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(2)		Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John J. Nicols	2/19/2016	—	—	—	—	—	—	211,000	4.10	$486,735
		457,500	857,813	—	—	—	—	—	—	—
	2/19/2016	—	—	148,000	296,000	592,000	—	—	—	1,213,600
Gordon Sangster	2/19/2016	—	—	—	—	—		123,000	4.10	283,736
		190,000	356,250	—	—	—	—	—	—	—
	2/19/2016	—	—	37,000	74,000	148,000	—	—	—	303,400
James J. Lalonde	2/19/2016	—	—	—	—	—	—	77,000	4.10	177,624
		144,000	270,000	—	—	—	—	—	—	—
	2/19/2016	—	—	23,500	47,000	94,000	—	—	—	192,700
Michael Aldridge	10/16/2016	—	—	—	—	—	—	250,000	4.37	593,225
		40,082	75,154	—	—	—	—	—	—	—
Douglas T. Sheehy	2/19/2016	—	—	—	—	—	—	123,000	4.10	283,736
		202,500	379,688	—	—	—	—	—	—	—
	2/19/2016	—	—	37,000	74,000	148,000	—	—	—	303,400

(1)	The options granted as reported in the “All Other Option Awards” column vested as to 1/4th of the shares subject to the option on the first anniversary of the date of grant and the remainder of the shares vest at a rate of 1/48th of the total shares subject to the option each month thereafter, subject to the named executive officer’s continued service to our company.
(2)	The amounts reported in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column relate to amounts payable under our 2016 Executive Incentive Compensation Plan. The target column assumes the achievement of both the company performance factor and the individual performance factor at the target level. The maximum column assumes the maximum achievement for both the company performance factor and individual performance factor. The actual amounts paid to our named executive officers are set forth in the section titled “—2016 Summary Compensation Table.”
(3)	The amounts reported in these columns reflect shares of our common stock issuable in respect of the PSUs granted in 2016 described above under “—Components of Our Executive Compensation Program—Equity Incentive Compensation,” which vest subject to the company’s achievement of established performance goals. The target number of shares of our common stock is equal to the number of PSUs granted; the threshold number of shares is one-half of the number of PSUs granted; and the maximum number of shares is two times the number of PSUs granted.
(4)	The amounts reported in the “Grant Date Fair Value of Stock and Option Awards” column represents the grant date fair value calculated in accordance with FASB ASC Topic 718, but excluding the impact of estimated forfeitures related to service-based vesting provisions. The valuation assumptions used in determining such amounts are described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. For PSUs, the amount shown is based on the probable outcome of the applicable performance goals for 2016 as of the grant date, in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2016 Fiscal Year-End Table

The following table shows grants of stock options, RSUs and PSUs outstanding on December 31, 2016, the last day of our fiscal year, for each of our named executive officers

		Option Awards				Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5)
John J. Nicols	6/13/2012	400,000	—	$3.46	6/13/2022	—		$—	—	$—
	1/24/2013	264,375	5,625	2.32	1/24/2023	20,000		92,000	—	—
	2/24/2014	354,166	145,834	1.97	2/24/2024	—		—	—	—
	2/11/2015	140,250	165,750	3.39	2/11/2025	129,920		597,632	—	—
	2/19/2016	—	211,000	4.10	2/19/2026	—		—	592,000	2,723,200

Gordon Sangster	8/18/2014	67,083	47,917	2.45	8/18/2024	16,666	(6)	76,664	—	—
	2/11/2015	60,958	72,042	3.39	2/11/2025	38,048		175,021	—	—
	2/19/2016	—	123,000	4.10	2/19/2026	—		—	148,000	680,800

James J. Lalonde	1/26/2007	6,666	—	2.45	1/26/2017	—		—	—	—
	1/29/2008	19,999	—	10.50	1/29/2018	—		—	—	—
	6/2/2009	19,999	—	7.46	6/2/2019	—		—	—	—
	4/27/2010	26,666	—	10.92	4/27/2020	—		—	—	—
	1/26/2011	15,000	—	9.15	1/26/2021	—		—	—	—
	3/7/2012	29,000	—	3.56	3/7/2022	—		—	—	—
	1/24/2013	35,446	755	2.32	1/24/2023	5,490		25,254	—	—
	2/24/2014	53,125	21,875	1.97	2/24/2024	—		—	—	—
	2/11/2015	32,083	37,917	3.39	2/11/2025	19,952		91,779	—	—
	2/19/2016	—	77,000	4.10	2/19/2026	—		—	94,000	432,400

Michael Aldridge	10/16/2016	—	250,000	4.37	10/16/2026	—		—	—	—

(1)	Unless otherwise noted, each option vests as to 1/4th of the total number of shares subject to the option on the first anniversary of the vesting commencement date, and 1/48th of the total number of shares subject to the option shall vest monthly thereafter until all shares are vested, subject to the named executive officer’s continued service to our company.
(2)	Unless otherwise indicated, restricted stock and restricted stock units granted to the named executive officers vest at a rate of 1/4th per year on each of the first through fourth anniversaries of the vesting commencement date, subject to the named executive officer’s continued service to our company.
(3)	Amounts are calculated by multiplying the number of shares shown in the table by $4.60 per share, which is the closing price of common stock on December 30, 2016 (the last trading day of the 2016 fiscal year).
(4)	Per SEC rules, because we achieved performance at 142.3% of target for the PSUs granted in 2016, the amounts in this column reflect the number of PSUs that would have been earned based on achieving the maximum performance goals (200% of target).
(5)	Amounts are calculated by multiplying the number of shares shown in the table by $4.60 per share, which is the closing price of common stock on December 30, 2016 (the last trading day of the 2016 fiscal year).
(6)	Mr. Sangster’s restricted stock units vest in three equal annual installments commencing on August 18, 2015, subject to Mr. Sangster’s continued service to our company.

Option Exercises and Stock Vested in 2016

The following table sets forth information regarding stock option exercises completed by our named executive officers during 2016 and stock awards in which our named executive officers vested during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John J. Nicols	—	$—	443,420	$1,707,067
Gordon Sangster	—	—	67,965	256,919
James J. Lalonde	—	—	41,117	152,983
Michael Aldridge	—	—	—	—
Douglas T. Sheehy	330,015	455,658	80,450	299,670

(1)	The value realized equals the excess of the per-share closing trading price of our common stock at exercise over the option exercise price, multiplied by the number of shares for which the option was exercised.
(2)	The dollar amounts shown above for stock awards are determined by multiplying the number of shares that vested by the per-share closing trading price of our common stock on the vesting date.

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Change in Control and Severance Arrangements

In 2016, we were party to an employment agreement with Mr. Nicols, providing for payments and benefits upon certain terminations of employment, as well as change in control agreements with Messrs. Sangster and Sheehy and Dr. Lalonde, which were amended and restated for Mr. Sangster and Dr. Lalonde in October 2016.

Under Mr. Nicols’ employment agreement, in the event that his employment is terminated without “cause,” he resigns with “good reason,” or his employment is terminated due to death or “disability” (as such terms are defined in Mr. Nicols’ employment agreement), he will be eligible to receive: an amount equal to 12 months of his base salary and 100% of his annual target bonus, payable in a cash lump sum, full acceleration of vesting of the stock option and restricted stock awards granted pursuant to his employment agreement, 12 months’ vesting acceleration for all other outstanding equity awards, and continued healthcare coverage for up to 12 months. In addition, in the event Mr. Nicols’ employment is terminated without “cause,” he resigns for “good reason,” or his employment is terminated due to death or “disability,” each as defined in his employment agreement, within 12 months following a change in control of our company, Mr. Nicols is entitled to receive a lump sum severance payment in an amount equal to 150% of his annual base salary and 150% of his annual target bonus, up to 18 months of continued health coverage and full acceleration of vesting for each of his outstanding equity awards. In the event that Mr. Nicols’ employment is terminated without “cause” or resigns for “good reason” and the event giving rise to such termination occurs at the direction of a person or entity that has entered into an agreement with the company that contemplates a transaction which would constitute a change in control if consummated, then such termination will be deemed to have occurred within the 12 month period following a change in control and Mr. Nicols will be entitled to the payments and benefits described in the preceding sentence. All of the foregoing payments and benefits are subject to Mr. Nicols’ execution and subsequent non-revocation of a release of claims in favor of the company.

Prior to the amendment and restatement of Mr. Sangster’s and Dr. Lalonde’s change in control agreements in October 2016, the change in control agreements for all of the other named executive officers (the “Change in Control Agreements”), provided that in the event that the executive experienced an “involuntary termination without cause” or a “voluntary termination for good reason,” (as each term as defined in the Change in Control Agreements), within 12 months following the change in control of our company, he would be entitled, subject to our receipt of an executed and irrevocable release of claims from such executive, to the following payments and benefits: an amount equal to 12 months of his base salary, payable in a cash lump sum, full acceleration of vesting of all outstanding equity awards, and continued healthcare coverage for up to 12 months.

Subject to our receipt of an executed and irrevocable release of claims by the named executive officer, each named executive officer would be entitled to the above described severance benefits and payments if he experienced an “involuntary termination without cause” or a “voluntary termination for good reason” prior to a change in control at the direction of a person who entered into an agreement with the company the consummation of which will constitute a change in control.

The Change in Control Agreements also provided that in the event the named executive officer’s employment were terminated as a result of death or “disability” (as such term is defined within the agreements) within 12 months following a Change in Control of our company, he would be entitled, subject to our receipt of an executed and irrevocable release of claims by such executive or his estate, to the following payments and benefits: (i) the vesting of his outstanding equity awards would accelerate such that the awards shall become vested (or, as applicable, the restrictions there on shall lapse) with respect to that number of shares that would otherwise vest on the next vesting date for such equity award, pro-rated to the date of his termination and (ii) the continued healthcare coverage premiums as provided above.

In August 2015, our compensation committee approved the amendment of Mr. Nicols’ employment agreement and the Change in Control Agreements to clarify that in the event of a change in control of the Company, performance under outstanding performance-based equity awards would be determined as follows: (i) if the change in control is consummated prior to the completion of the applicable performance period, performance would be deemed achieved at 100% of target level; and (ii) if the change in control is consummated on or after the completion of the performance period, performance will be deemed achieved at the level determined by our compensation committee based on actual performance.

In October 2016, we entered into amended and restated change in control severance agreements (the “Amended CIC Severance Agreements”) with each of Mr. Sangster and Dr. Lalonde, which amended their existing Change in Control Agreements to provide that, in the event the executive experiences an involuntary termination without cause or a voluntary termination for good reason, other than during the period 12 months following a change of control of the Company, the executive will be entitled, subject to the Company’s receipt of an executed and irrevocable release of claims from the executive, to an amount equal to six months of the executive’s base salary and continued healthcare coverage for up to 12 months. The Amended CIC Agreement also provides that in the event the executive’s employment is terminated as a result of death or disability, the executive will be entitled, subject to the Company’s receipt of an executed and irrevocable release of claims from the executive or his estate, vesting of the executive’s equity awards with respect to that number of shares that would otherwise vest on the next vesting date for such equity award, pro-rated to the date of termination and continued healthcare coverage for up to 12 months . The Amended CIC Severance Agreements continue to provide for the same benefits upon terminations within 12 months following a change in control as under the Change in Control Agreements.

In connection with his commencement of employment with us, we entered into a change in control severance agreement in October 2016 with Mr. Aldridge that provides for the same benefits as under an Amended CIC Severance Agreement.

The following table sets forth quantitative estimates of the payments and benefits pursuant to Mr. Nicols’ employment agreement and the Amended CIC Severance Agreements, as applicable, that would have accrued to each of our named executive officers other than Mr. Sheehy if his employment had been terminated on December 31, 2016 by us without cause or for good reason by the named executive officer or due to his death or disability, in each case, in connection with a change in control of the company. Mr. Sheehy did not receive any severance payments or benefits in connection with his resignation in April 2016.

Name	Salary Continuation ($)	Target Bonus ($)	Value of Accelerated Equity Awards ($)(1)	Value of Continued Healthcare Coverage ($)	Total ($)
John J. Nicols

Without cause, for good reason or due to death or disability	$610,000	$457,500	$1,852,926	$20,934	$2,941,360

Without cause, for good reason or due to death or disability within 12 months following a change in control	915,000	686,250	2,753,658	31,401	4,386,309

Gordon Sangster

Without cause or for good reason	190,000	—	—	10,467	200,467

Without cause or for good reason within 12 months following a change in control	380,000	—	843,777	20,934	1,244,711

Due to death or disability	—	—	445,764	20,934	466,698

James J. Lalonde

Without cause or for good reason	160,000	—	—	19,347	179,347

Without cause or for good reason within 12 months following a change in control	320,000	—	476,865	38,693	835,558

Due to death or disability	—	—	242,354	38,693	281,047

Michael Aldridge

Without cause or for good reason	190,000	—	—	19,347	209,347

Without cause or for good reason within 12 months following a change in control	380,000	—	57,500	38,693	476,193

Due to death or disability	—	—	14,375	38,693	53,068

(1)	The value of the accelerated option awards is calculated based on the aggregate amount by which $4.60, the closing trading price of our common stock as of December 30, 2016 (the last trading day of fiscal 2016), exceeded the aggregate exercise price, if any, of the outstanding and unvested stock options as of December 31, 2016. The value of the accelerated restricted stock and restricted stock unit awards is calculated based on the number of shares of our common stock or units subject to the outstanding unvested award, multiplied by $4.60, the closing trading price of our common stock as of December 30, 2016 (the last trading day of fiscal 2016).

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2016, with respect to all of our equity compensation plans in effect on that date.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)(2)	4,937,193		$4.51	7,844,998
Equity compensation plans not approved by security holders	400,000	(3)	3.46	—
Total	5,337,193		4.40	7,844,998

(1)	Includes the 2002 Stock Plan and the 2010 Equity Incentive Award Plan (the “2010 Plan”). The number of shares of Codexis common stock that may be issued pursuant to outstanding awards under the 2002 Stock Plan and the 2010 Plan include: (A) outstanding awards of 830,500 for performance restricted stock units and 616,671 shares for time-based restricted stock units and (B) 3,490,022 stock options. The weighted average exercise price shown is for stock options; other outstanding awards had no exercise price. No new awards may be made under the 2002 Stock Plan.
(2)	The 2010 Plan contains an “evergreen” provision pursuant to which the number of shares of common stock reserved for issuance under the 2010 Plan shall be increased on the first day of each year beginning in 2011 and ending in 2020, equal to the least of (A) 3,000,000 shares, (B) four percent (4%) of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (C) such smaller number of shares of stock as determined by our board of directors; provided, however, no more than 40,434,717 shares of stock may be issued upon the exercise of incentive stock options.
(3)	Includes an option issued as an inducement grant to Mr. Nicols in June 2012 to acquire 400,000 shares of common stock, with an exercise price of $3.46 per share, which option vested as to 1/4th of the shares subject thereto on June 13, 2013 and the remainder of the shares will vest at a rate of 1/36th of the total shares subject to the option each month thereafter, subject to Mr. Nicols’ continued service to Codexis.

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Codexis under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for the Annual Meeting and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Submitted by the Compensation Committee of the Board of Directors:

Byron L. Dorgan (chair)

Pam P. Cheng

Bernard J. Kelley

AUDIT MATTERS

Audit Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Codexis under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The following is the report of the Audit Committee with respect to Codexis’ audited consolidated balance sheets for the fiscal years ending December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2016 and the notes thereto.

Responsibilities. The audit committee operates under a written charter adopted by the board of directors. The role of the audit committee is to oversee our financial reporting process on behalf of the board of directors. Our management has the primary responsibility for our financial statements as well as our financial reporting process and principles, internal controls and disclosure controls. The independent registered public accounting firm, BDO USA, LLP (“BDO”), is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles. BDO is also responsible for expressing an opinion on our internal control over financial reporting based on its audit.

Review with Management. The audit committee has reviewed and discussed our audited financial statements (including the quality of our accounting principles) with management. Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for establishing and maintaining internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and for evaluating the effectiveness of those internal controls and for evaluating any changes in those controls that will, or are reasonably likely to, affect internal controls over financial reporting. Management is also responsible for establishing and maintaining disclosure controls (as defined in Exchange Act Rule 13a-15(e)) and for evaluating the effectiveness of disclosure controls and procedures.

Review and Discussions with Independent Accountants. The audit committee has reviewed and discussed our audited financial statements (including the quality of Codexis’ accounting principles) with BDO. The audit committee has discussed with BDO the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees. Further, the audit committee reviewed BDO’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements.

The audit committee has also received and reviewed the written disclosures and the letter from BDO required by the applicable requirements of the PCAOB regarding BDO’s communications with the Audit Committee concerning independence, and has discussed with BDO its independence from us.

Conclusion. Based on the review and discussions referred to above, the audit committee recommended to the board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Submitted by the Audit Committee of the Board of Directors:

Dennis P. Wolf (chair)

Byron L. Dorgan

David V. Smith

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions, since January 1, 2016, to which we were a party or will be a party, in which:

•	The amounts involved exceeded or are expected to exceed $120,000; and

•	A director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Exela

Since September 2007, we have been party to a license agreement with Exela PharmaSci, Inc. (“Exela”). Under the license agreement, as amended, we and Exela cross-licensed certain technology relating to the manufacture of argatroban, an active pharmaceutical ingredient, in exchange for rights to certain sublicensing fees or development payments and profit sharing. During the fiscal years ended December 31, 2016 and 2015, Exela paid us an aggregate of approximately $2.2 million and $4.8 million, respectively, under this agreement. We may still receive 60% of all profits that Exela earns from selling the technology, less our portion of any prosecution, filing and maintenance costs associated with the technology. Thomas R. Baruch, one of our directors, serves on the board of directors of Exela and is a retired general partner in Presidio Partners 2007, L.P., which owns more than 10% of Exela’s outstanding capital stock. As such, Mr. Baruch has an indirect pecuniary interest in the shares of Exela held by Presidio Partners 2007, L.P.

Director and Officer Indemnification Agreements

In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into indemnification agreements with each of our directors and executive officers. These agreements provide for the indemnification of our directors, officers, and certain employees for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. This description of the indemnification provisions of our indemnification agreements is qualified in its entirety by reference to these documents, each of which is attached as an exhibit to our most recent registration statement.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related party transaction policy. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Exchange Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds $120,000, and a related party had or will have a direct or indirect material interest. Under the policy, the audit committee is required to review the relevant facts and circumstances of any such transaction, arrangement or relationship, including whether the transaction is on comparable terms to arm’s length dealings with third parties, the extent of the related party’s interest in the transaction, and the conflicts of interest and corporate opportunity provisions of the Codexis Code of Business Conduct and Ethics. Such transactions, arrangements or relationships may only be consummated or continue if the audit committee approves or ratifies such transaction, arrangement or relationship. If advance approval by the audit committee is not feasible, then management may preliminarily enter into the transaction, arrangement or relationship upon prior approval by the chairman of the audit committee, subject to ratification of the transaction, arrangement or relationship at the audit committee’s next regularly scheduled meeting.

Each transaction required to be reported under Item 404(a) of Regulation S-K since the beginning of last fiscal year was entered into in compliance with our related person transaction policy described above.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our company. Based solely on a review of copies of such forms received with respect to fiscal year 2016 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of our common stock complied with the reporting requirements of Section 16(a) during fiscal year 2016.

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our proxy statement for the 2018 annual meeting of stockholders, your proposal must be received by our Secretary at our principal executive offices at 200 Penobscot Drive, Redwood City, CA 94063 no later than January 8, 2018, and must otherwise comply with Rule 14a-8. While our board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to Our Bylaws. Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2018 annual meeting of stockholders, other than proposals pursuant to Rule 14a-8, you must notify us in writing and such notice must be received by us no earlier than February 14, 2018 and no later than March 16, 2018. You must comply with specific procedures set forth in our bylaws and the nomination or proposal must contain the specific information required by our bylaws. You may write to our Secretary at our principal executive offices at 200 Penobscot Drive, Redwood City, CA 94063, to deliver the notices discussed above and to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

At the present time, Codexis does not “household” for any of our stockholders of record. However, if you hold shares of common stock in street name, your bank, broker or other nominee may be householding our proxy materials this year. Once you have received notice from your bank, broker or other nominee that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you only received a single set of proxy materials and would like to receive a separate set of materials, direct your written request to Wells Fargo Shareowner Services, at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120-4100, or by telephone at (800) 468-9716 and an additional set of materials will promptly be delivered to you. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report in the future, please notify your bank, broker or other nominee. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications in the future should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by us under those statutes, neither the preceding Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

BY ORDER OF THE BOARD OF DIRECTORS

John J. Nicols

President and Chief Executive Officer

April 28, 2017

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET/MOBILE –
www.proxypush.com/cdxs
Use the Internet to vote your proxy until 11:59 p.m. (New York Time) on June 13, 2017.
PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (New York Time) on June 13, 2017.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors recommends a vote “FOR” each of the nominees for director named in Item 1, “FOR” the proposals under Items 2 and 3 and in favor of “EVERY 3 YEARS” for the proposal under Item 4.

1. Election of directors:	01	Thomas R. Baruch	☐	Vote FOR all nominees				☐	Vote WITHHELD
	02	Pam P. Cheng		(except as marked)					from all nominees
	03	Pat Y. Yang

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of the selection of BDO USA, LLP as the independent registered public accounting firm of Codexis, Inc. for the fiscal year ending December 31, 2017.					☐	For	☐	Against	☐	Abstain

3.   Advisory approval of the compensation of the named executive officers as disclosed in the Codexis, Inc. proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

					☐	For	☐	Against	☐	Abstain

4. Whether the frequency of future stockholder advisory votes to approve the compensation of the named executive officers should be:			☐	Every 3 Years	☐	Every 2 Years	☐	Every Year	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” ALL DIRECTOR NOMINEES, “FOR” THE PROPOSALS UNDER ITEMS 2 AND 3 AND IN FAVOR OF “EVERY THREE YEARS” FOR THE PROPOSAL UNDER ITEM 4.

Date
Address Change? Mark box, sign, and indicate changes below: ☐

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

CODEXIS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, June 14, 2017

9:00 a.m. (California time)

The Executive Offices of Codexis, Inc.

400 Penobscot Drive

Redwood City, California 94063

Codexis, Inc. 200 Penobscot Drive Redwood City, California 94063	proxy

This proxy is solicited by the Board of Directors of Codexis, Inc. for use at the Annual Meeting of Stockholders of Codexis, Inc. to be held on Wednesday, June 14, 2017 at 9:00 a.m., California time, at the Executive Offices of Codexis, Inc., 400 Penobscot Drive, Redwood City, California 94063 (the “Annual Meeting”).

By signing the proxy, you revoke all prior proxies and appoint John J. Nicols and Gordon Sangster and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may properly come before the Annual Meeting and all adjournments. This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws.

This proxy when properly executed will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted ‘‘FOR’’ each of the nominees for director named in Item 1, “FOR” the ratification of the selection of BDO USA, LLP as the independent registered public accounting firm of Codexis, Inc. for the fiscal year ending December 31, 2017 under Item 2, “FOR” the approval of the advisory vote on the compensation of our named executive officers under Item 3, in favor of “EVERY THREE YEARS” on the advisory vote on the frequency of future stockholder advisory votes to approve named executive officer compensation under Item 4, and with discretionary authority with respect to such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

See reverse for voting instructions.